Exhibit 10(b)11
No. 1
CERTAIN RIGHTS OF THE LESSOR UNDER THIS FACILITY LEASE HAVE BEEN ASSIGNED TO, AND ARE SUBJECT TO A SECURITY INTEREST IN FAVOR OF THE INDENTURE TRUSTEE UNDER TRUST INDENTURE, DEED OF TRUST, MORTGAGE, SECURITY AGREEMENT AND ASSIGNMENT OF FACILITY LEASE NO. 1 DATED AS OF DECEMBER 1, 1988. THIS FACILITY LEASE HAS BEEN EXECUTED IN SEVERAL COUNTERPARTS. SEE SECTION 22(e) OF THIS FACILITY LEASE FOR INFORMATION CONCERNING THE RIGHTS OF HOLDERS OF VARIOUS COUNTERPARTS HEREOF.
THIS COUNTERPART IS NOT THE ORIGINAL COUNTERPART.

FACILITY LEASE NO. 1
dated as of December 1, 1988
between
MERIDIAN TRUST COMPANY
and STEPHEN M. CARTA,
not in their individual capacities, but solely as Owner Trustee under Trust Agreement No. 1, dated as of December 1, 1988,
with Public Service Resources Corporation,

Lessor

and

SYSTEM ENERGY RESOURCES, INC.,
Lessee

Sale and Leaseback of an Undivided Interest in
Grand Gulf Nuclear Station Unit No. 1

TABLE OF CONTENTS

PARTIES        Page
i

Section 1.	Definitions 4

Section 2.	Lease of Undivided Interest and Sublease of Ground Lease Property; Term; Personal Property 4

(a)	Lease of Undivided Interest and Sublease of Ground Lease Property 4

(b)	Term 4

(c)	Personal Property 4

(d)	Description 5

Section 3.	Rent; Adjustments to Rent 5

(a)	Basic Rent 5

(b)	Supplemental Rent 6

(c)	Form of Payment 6

(d)	Adjustments to Rent for Change in Tax Rate 7

(e)	Other Adjustments to Rent 7

(f)	Computation of Adjustments 8

(g)	Sufficiency of Basic Rent and Supplemental Rent 9

(h)	Rent Differential 9

(i)	Application of Drawings under Letter of Credit 9

(j)	Rent for Ground Lease Property 10

Section 4.	Net Lease 10

Section 5.	Surrender of Leasehold Interest in the Undivided Interest 12

(a)	Return of the Undivided Interest 12

(b)	Inability to Return 13

(c)	Disposition Services 14

Section 6.	Warranty of the Lessor 14

(a)	Quiet Enjoyment 14

(b)	Disclaimer of Other Warranties 14

(c)	Enforcement of Certain Warranties 15

Section 7.	Liens 16

Section 8.	Operation and Maintenance; Inspection; Capital Improvements 16

(a)	Operation and Maintenance 16

(b)	Inspection 17

(c)	Capital Improvements 17

(d)	Reports 18

(e)	Title to Capital Improvements 18

(f)	Funding of the Cost of Capital Improvements 19

Section 9.	Event of Loss; Deemed Loss Event 21

(a)	Damage or Loss 21

(b)	Repair 21

(c)	Payment of Casualty Value 21

(d)	Payment of Special Casualty Value 21

(e)	Requisition of Use 22

(f)	Termination of Lease Term 22

(g)	Application of Payments on an Event of Loss 22

(h)	Application of Payments Not Relating to an Event of Loss 23

(i)	Other Dispositions 23

Section 10.	Insurance 23

(a)	Required Insurance 23

(b)	Other Insurance 27

Section 11.	Rights to Assign or Sublease 27

(a)	Assignment or Sublease by the Lessee 27

(b)	Assignment by Lessor as Security for Lessor’s Obligations 27

Section 12.	Lease Renewal 28

Section 13.	Notices for Renewal or Purchase; Purchase Options; Determination of Fair Market Value 28

(a)	Expiration of Basic Lease Term 28

(b)	Expiration of Renewal Term 29

(c)	Purchase Option at Expiration of the Lease Term 29

(d)	Purchase of the Undivided Interest; Payment, Etc 29

(e)	Determination of Fair Market Value 29

(f)	Purchase Option for Significant Expenditures 29

(g)	Periodic Purchase Option 30

Section 14.	Optional Termination 31

(a)	Termination Notice 31

(b)	Events on the Termination Date 31

(c)	Early Termination Notice 32

Section 15.	Events of Default 32

Section 16.	Remedies 35

(a)	Remedies 35

(b)	No Release 37

(c)	Remedies Cumulative 38

(d)	Exercise of Other Rights or Remedies 38

Section 17.	Notices 38

Section 18.	Successors and Assigns 38

Section 19.	Right to Perform for Lessee 38

Section 20.	Additional Covenants 39

Section 21.	Ground Lease 39

Section 22.	Amendments and Miscellaneous 39

(a)	Amendments in Writing 39

(b)	Survival 39

(c)	Severability of Provisions 40

(d)	True Lease 40

(e)	Original Lease 40

(f)	Governing Law 40

(g)	Headings 41

(h)	Concerning the Owner Trustee 41

(i)	Lien of the Indenture 41

(j)	Counterpart Execution 41

Schedule 1 Basic Rent Percentages [Omitted as superseded by schedule in Lease Supplement No. 4, dated as of May 28, 2014, to Facility Lease No. 1.]
Schedule 2 Casualty Values [Omitted as superseded by schedule in Lease Supplement No. 4, dated as of May 28, 2014, to Facility Lease No. 1.]
Schedule 3 Special Casualty Values [Omitted as superseded by schedule in Lease Supplement No. 4, dated as of May 28, 2014, to Facility Lease No. 1.]
Schedule 4 Net Casualty Values [Omitted as superseded by schedule in Lease Supplement No. 4, dated as of May 28, 2014, to Facility Lease No. 1.]
Schedule 5 Net Special Casualty Values [Omitted as superseded by schedule in Lease Supplement No. 4, dated as of May 28, 2014, to Facility Lease No. 1.]
Schedule U1 Description of Unit 1 [Omitted as superseded by schedule in Lease Supplement No. 4, dated as of May 28, 2014, to Facility Lease No. 1.]
Schedule PS Description of Plant Site [Omitted as superseded by schedule in Lease Supplement No. 4, dated as of May 28, 2014, to Facility Lease No. 1.]
Appendix A Definitions

No. 1
FACILITY LEASE No. 1
This Facility Lease No. 1, Dated As Of December 1, 1988, between Meridian Trust Company, a Pennsylvania trust company (“MTC”), not in its individual capacity, but solely as Corporate Owner Trustee and Stephen M. Carta, not in his individual capacity but solely as Individual Owner Trustee (collectively, the “Lessor”), under the Trust Agreement (such term and all other capitalized terms used herein without definitions having the respective definitions to which reference is made in Section 1 below), and System Energy Resources, Inc., an Arkansas corporation (the “Lessee”),
W i t n e s s e t h :
Whereas, the Lessor owns the Undivided Interest;
Whereas, the Lessee desires to lease from the Lessor the Undivided Interest and to sublease from the Lessor the Ground Lease Property, in each case on the terms and conditions set forth herein; and
Whereas, the Lessor is willing to lease the Undivided Interest and to sublease the Ground Lease Property to the Lessee on the terms and conditions set forth herein;
Now, Therefore, in consideration of the premises and of other good and valuable consideration, receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
Section 1.Definitions.
For purposes hereof, capitalized terms used herein shall have the meanings assigned to such terms in Appendix A hereto. References in this Facility Lease to sections, paragraphs, schedules and clauses are to sections, paragraphs, schedules and clauses in and to this Facility Lease unless otherwise indicated.

Section 2.	Lease of Undivided Interest and Sublease of Ground Lease Property; Term; Personal Property.

(a)Lease of Undivided Interest and Sublease of Ground Lease Property. Upon the terms and subject to the conditions of this Facility Lease, the Lessor hereby leases to the Lessee, and the Lessee hereby leases from the Lessor, the Undivided Interest, and the Lessor hereby subleases to the Lessee, and the Lessee hereby subleases from the Lessor, the Ground Lease Property.

(b)Term. The term of this Facility Lease shall begin on the Closing Date and shall end on the last day of the Lease Term.

(c)Personal Property. It is the express intention of the Lessor and the Lessee that title to the Undivided Interest and every portion thereof is severed, and shall be and remain severed, from title to the real estate constituting the Plant Site. The Lessor and the Lessee intend that the Undivided Interest shall constitute personal property to the maximum extent permitted by Applicable Law.

(d)Description. The Undivided Interest is an undivided ownership interest (equal to the Undivided Interest Percentage) in Unit 1. Unit 1 is described in Schedule U1 hereto. The Plant Site is described in Schedule PS to the Ground Lease. A copy of Schedule PS is attached hereto.

Section 3.Rent; Adjustments to Rent.

(a)Basic Rent. The Lessee shall pay to the Lessor, as basic rent (“Basic Rent”) for the Undivided Interest, without demand, the following amounts:

(i)on July 15, 1989 and on each Basic Rent Payment Date thereafter to, and including, July 15, 2015, an amount equal to (A) the percentage of Facility Cost set forth opposite such Basic Rent Payment Date on Schedule 1, as such percentage of Facility Cost may be adjusted from time to time pursuant to Section 3(d) or Section 3(e), plus or minus (B) the Rent Differential, if any;

(ii)if the Lessee shall be entitled to, and shall, elect the Fixed Rate Renewal Term, on January 15, 2016 and on each Basic Rent Payment Date thereafter during such Renewal Term, an amount equal to (A) the sum of one-half of all payments of Basic Rent payable pursuant to clause (i) of this Section 3(a), divided by (B) 53;

(iii)if the Lessee shall be entitled to, and shall elect, a Fair Market Renewal Term, on the Basic Rent Payment Date next succeeding the commencement of such Renewal Term and on each Basic Rent Payment Date thereafter during such Renewal Term, an amount equal to the Fair Market Rental Value for such Renewal Term; and

(iv)if this Facility Lease shall be extended pursuant to Section 5(b) hereof, on each Basic Rent Payment Date thereafter during such extended Lease Term and on the last day of such extended Lease Term, an amount equal to the Fair Market Rental Value for such extended period, proportionately reduced if the last period is not a full six month Rental Period.

Payments made on each Basic Rent Payment Date shall be in satisfaction of the Lessee’s obligation to pay Basic Rent for the Rental Period (as hereinafter defined) ending on the day immediately preceding such Basic Rent Payment Date except that, during the Basic Lease Term, that portion of a payment to be made on a Basic Rent Payment Date which is indicated on Schedule 1 hereto as being made in arrears shall be in satisfaction of the Lessee’s obligation to pay Basic Rent for the Rental Period ending on the day immediately preceding such Basic Rent Payment Date, and that portion of such payment which is indicated on such Schedule as being made in advance shall be in satisfaction of the Lessee’s obligation to pay Basic Rent for the Rental Period commencing on such Basic Rent Payment Date. Subject to the foregoing, the term “Rental Period” shall mean the six month period ending on the day immediately preceding a Basic Rent Payment Date, or, in the case of the payment to be made on July 15, 1989, the period commencing with the Closing Date and ending on July 14, 1989. If an interest payment on any Note shall be due on a date other than a Basic Rent Payment Date, the Lessee shall pay an amount of Basic Rent on such date equal to such interest payment and such payment shall be credited against the Basic Rent due on the Basic Rent Payment Date next succeeding the date of such interest payment.
It is hereby recognized that amounts payable as Casualty Value or Special Casualty Value have been calculated to include the amount, if any, otherwise payable as Basic Rent on the date when payments of Casualty Value or Special Casualty Value (or amounts determined by reference thereto) are due hereunder. Accordingly, to the extent the Lessee has paid in full the Casualty Value or Special Casualty Value (or an amount determined by reference thereto) which is due on any date, the Lessee shall not be required to pay any additional amount in respect of Basic Rent which would otherwise be payable on such date pursuant to this Section 3(a).

(b)Supplemental Rent. The Lessee shall pay the following amounts as supplemental rent (“Supplemental Rent”):

(i)when due or, where no due date is specified, on demand, any amount (other than Basic Rent, Casualty Value and Special Casualty Value) which the Lessee assumes the obligation to pay or agrees to pay to, or for the account of, the Lessor, the Owner Participant, the Indenture Trustee, the Collateral Trust Trustee or any Indemnitee under this Facility Lease (including amounts due under Section 3(j)), any other Transaction Document or the Collateral Trust Indenture;

(ii)when due, any amount payable hereunder or under any of the other Transaction Documents as Casualty Value or Special Casualty Value and an amount equal to any premium or prepayment penalty with respect to the Notes, including any payments of the type identified in Section 8 of the Initial Series Notes or similar provisions of any Additional Notes; and

(iii)on demand and in any event not later than the Basic Rent Payment Date next succeeding the date such amounts shall be due and payable hereunder, to the extent permitted by Applicable Law, (A) interest at the Overdue Interest Rate on that portion of the payment of Basic Rent or Supplemental Rent distributable pursuant to clause “first” of Section 5.1 or clause “second” of Section 5.3 of the Indenture (determined prior to the computation of interest on overdue payments referred to in such clauses), and (B) interest at the Penalty Rate on the balance of any such payment of Basic Rent or Supplemental Rent (including, without limitation, to the extent permitted by Applicable Law, interest payable pursuant to this clause (iii) not paid when due (without regard to any period of grace) for any period for which the same shall be overdue).

The Lessor shall have all rights, powers, and remedies provided for in this Facility Lease, at law, in equity or otherwise, in the case of non-payment of Basic Rent or Supplemental Rent.
(c)Form of Payment. Subject to Section 11(b), each payment of Rent under this Facility Lease shall be made in immediately available funds no later than 12:00 noon, local time at the place of receipt, on the date each such payment shall be due and payable hereunder and shall be paid either (i) in the case of payments other than Excepted Payments, to the Lessor at its address determined in accordance with Section 17, or at such other address as the Lessor may direct by notice in writing to the Lessee, or (ii) in the case of Excepted Payments, to such Person as shall be entitled to receive such payment at its address determined as provided in the Participation Agreement, or at such other address as such Person may direct by notice in writing to the Lessee. If the date on which any payment of Rent is due hereunder shall not be a Business Day, the payment otherwise due thereon shall be due and payable on the next succeeding Business Day, with the same force and effect as if paid on the nominal date provided in this Facility Lease; provided, however, that if any scheduled Basic Rent Payment Date shall not fall on a Business Day and if interest due on the Notes then Outstanding shall be computed to, but excluding, the Business Day next succeeding such Basic Rent Payment Date, the amount of Basic Rent payable on such succeeding Business Day shall include, in addition to amounts of Basic Rent otherwise due on such Basic Rent Payment Date, an amount equal to the interest accrued on such Notes from and including such Basic Rent Payment Date to but excluding such succeeding Business Day.

(d)Adjustments to Rent for Change in Tax Rate. If (i) there is any change (a “Tax Rate Change”) in the Code enacted into law after the Closing Date which results in the marginal federal income tax rates applicable to corporations (“Tax Rates”) differing from the rate assumed to be applicable in the Pricing Assumptions as in effect on the Closing Date and (ii) the Owner Participant shall have caused the reoptimization of the amortization schedule of the Notes pursuant to Section 2(e) of the Participation Agreement, then Basic Rent and the Value Schedules attached hereto may be adjusted, at the option of the Lessor, upward or downward, to preserve Net Economic Return, each such adjustment to be made pursuant to, in accordance with and subject to the limitations contained in Section 3(f) hereof, except as modified by this subsection (d); provided, however, that no such adjustment shall (i) result in the net present value of the scheduled payments of Basic Rent exceeding the net present value of the scheduled payments of Basic Rent prior to such adjustment, in each case when discounted on a semi-annual basis at an annual interest rate of 11% or (ii) in the Lessee’s reasonable opinion, cause adverse regulatory accounting or rate regulation treatment.

(e)Other Adjustments to Rent. Basic Rent and the Value Schedules shall be adjusted (upward or downward) to preserve Net Economic Return (and, to the extent Net Economic Return is preserved, to minimize the net present value of Basic Rent payments), (i) following any Supplemental Financing, (ii) if Transaction Expenses paid by the Lessor pursuant to Section 14 of the Participation Agreement are not equal to 2.5% of the Purchase Price (any such adjustment to be made promptly following the second Basic Rent Payment Date), (iii) if the Closing Date occurs on a date other than December 22, 1988, (iv) in connection with the issuance of any Fixed Rate Notes and (v) as a result of (A) any change in the Code, which is enacted and effective on or before the Closing Date; (B) any change in (or addition to) the Regulations which is adopted and becomes effective on or before the Closing Date and (C) the finalization of any Proposed Regulation under Section 467 of the Code relating to the permissible range for variances in annual rents which proposal is published prior to the Closing Date and is promulgated thereafter as a final Regulation with an effective date prior to the Closing Date if and to the extent that such final Regulation would adversely affect Net Economic Return (any change in the Code or the Regulations referred to in subclause (A), (B) or (C) above being herein referred to as a “Tax Law Change”). The Lessee consents and agrees that any adjustments pursuant to this Section 3(e) shall satisfy, in the opinion of the Owner Participant’s Special Tax Counsel or other independent counsel selected by the Owner Participant and reasonably satisfactory to the Lessee, the provisions of Section 4.07(1) and (2) of Revenue Procedure 75-28, Section 467 of the Code and any other applicable statutes, regulations, revenue procedures, revenue rulings or technical information releases relating to the subject matter of such Revenue Procedure and Code section. Notwithstanding the foregoing, (x) in the event of the issuance prior to the Closing Date of any Regulation under Section 467 of the Code whether in proposed, temporary or final form, or (y) if any Regulation under Section 467 of the Code is issued in proposed, temporary or final form and is not applicable to the transactions contemplated by this Facility Lease as of the Closing Date as a result of the effective date provisions or transitional rules of such Regulation but which, as a result of any adjustment to Basic Rent hereunder, becomes applicable, then, in either case, Basic Rent and the Value Schedules shall be adjusted (upward or downward) to preserve Net Economic Return, while complying with any such Regulation, but such adjustments shall in no case result in the net present value of Basic Rent payments as of the Closing Date exceeding 91.19% of Facility Cost, when discounted on a semi-annual basis at an annual interest rate of 11%. The Value Schedules shall be appropriately adjusted to reflect any Indemnity Payment that the Lessee becomes required to pay under the Tax Indemnification Agreement.

(f)(i)    Computation of Adjustments. Upon the occurrence of an event requiring an adjustment to Basic Rent and the Value Schedules pursuant to subsection (d) or (e) of this Section 3, the Owner Participant shall compute, on a basis consistent with the original calculations (which calculations were computed using the Pricing Assumptions) and furnish to the Lessee, the Loan Participants, the Lessor, the Indenture Trustee and any Collateral Trust Trustee the revised amounts and percentages (“Revised Rent Amounts”) together with a certificate of an authorized financial representative of the Owner Participant to the effect that the basis of the computation thereof is consistent with the requirements of this subsection (f) (but which, in the case of an adjustment pursuant to subsection (d) of this Section 3, shall be subject to the Lessee’s confirmation that such adjustments avoid, in the Lessee’s reasonable opinion, adverse regulatory accounting or rate regulation treatment), which Revised Rent Amounts shall be implemented and Basic Rent and such Value Schedules shall be adjusted accordingly upon the later of (A) delivery of the computations of such Revised Rent Amounts or (B) if the Letter of Credit is in effect, 30 days after the delivery thereof, and, in either case, effective as of the date of occurrence of the event requiring such adjustment and shall remain effective subject to any change which may be required as a consequence of the verification procedure set forth in paragraph (ii) of this Section 3(f) or as a consequence of any event thereafter requiring further adjustment pursuant to Section 3(d) or 3(e).

(i)Verification Procedure. Upon request of the Lessee, such Revised Rent Amounts and the bases of the computation thereof shall be subject to independent verification by a firm of nationally recognized independent public accountants selected by the Owner Participant and reasonably acceptable to the Lessee. Such accountants shall either (A) confirm to the Lessee and the Lessor in writing that such Revised Rent Amounts were computed on a basis consistent with the requirements of this subsection (f), or (B) compute and provide to the Lessee, the Lessor, the Owner Participant, each Loan Participant, the Indenture Trustee and any Collateral Trust Trustee, Revised Rent Amounts which are computed on such a basis. The Revised Rent Amounts, as so confirmed or computed (as the case may be) shall be conclusive and binding upon the Lessee, the Lessor, the Owner Participant, each Loan Participant, the Indenture Trustee and any Collateral Trust Trustee. The cost of any such verification shall be borne by the Lessee unless such accountants shall require a downward adjustment to the Revised Rent Amounts as computed and furnished by the Owner Participant which is greater than 5% of the amount of the adjustment to Basic Rent so furnished by the Owner Participant, in which case such cost shall be paid by the Owner Participant. If, as a result of any such verification, it is determined that the Lessee has made any overpayment or underpayment of Basic Rent or Supplemental Rent, then such overpayment or underpayment shall be factored into revised computations of the Revised Rent Amounts. Each adjustment pursuant to paragraph (d) or (e) of this Section 3 shall be evidenced by the execution and delivery of a supplement to this Facility Lease in form and substance satisfactory to the Lessee and the Owner Participant, but shall be effective as provided herein without regard to the date on which each supplement to this Facility Lease is so executed and delivered, and the parties hereto shall do such further acts and things as may be reasonably required to effectuate the execution and delivery of such supplement.

(g)Sufficiency of Basic Rent and Supplemental Rent. Notwithstanding any other provision of this Facility Lease, any other Transaction Document or any Financing Document, (i) the amount of Basic Rent payable on each Basic Rent Payment Date shall be at least equal to the aggregate scheduled amount of principal, premium, if any, and accrued interest then payable on all Notes then Outstanding and (ii) each payment of Casualty Value and Special Casualty Value shall be in no event less (when added to all other amounts required to be paid by the Lessee under this Facility Lease in respect of any Event of Loss, Deemed Loss Event or termination of this Facility Lease) than an amount sufficient, as of the date of payment, to pay in full the principal of, premium, if any, and interest on, all Notes Outstanding on and as of such date of payment (taking into account any assumption of the Notes by the Lessee permitted by the Indenture). In no event shall the provisions of this Section, or any other provision of any Transaction Document, constitute a guaranty or assumption by the Lessee of the Notes (other than in connection with an assumption by the Lessee effected pursuant to Section 3.9(b) of the Indenture).

(h)Rent Differential. Each installment of Basic Rent shall be increased or decreased, as the case may be, by the Rent Differential (as hereinafter defined), if any. The term “Rent Differential” shall mean, as of any Basic Rent Payment Date with respect to the applicable Rental Period, an amount equal to the difference between (i) the aggregate amount of interest actually accrued on all Outstanding Notes during such Rental Period and (ii) the aggregate amount of interest that would have accrued on such Notes if such

Notes had at all times during the Rental Period borne interest at the interest rate assumed in the Pricing Assumptions then in effect. As of any Basic Rent Payment Date, (x) if the amount determined in accordance with clause (i), above, is greater than the amount determined in accordance with clause (ii) above, the amount of Basic Rent due on such date shall be increased by the Rent Differential, and (y) if the amount determined in accordance with clause (ii) exceeds the amount determined in accordance with clause (i), the amount of Basic Rent due on such date shall be decreased by the Rent Differential.

(i)Application of Drawings under Letter of Credit. Drawings under the Letter of Credit by the Owner Participant shall be deemed to be in satisfaction of the Lessee’s obligation to pay the Equity Portion of Rent to the extent of such drawing (but if a drawing is made by reason of an Event of Default, such drawing shall not cure such Event of Default) and shall be applied as follows:

(A)in the case of a drawing by reason of a Deemed Loss Event, as a reduction of the Special Casualty Value payable under Section 9(d);

(B)in the case of a drawing by reason of an Event of Loss, as a reduction of the Casualty Value payable under Section 9(c);

(C)in the case of a drawing by reason of the occurrence of a “Date of Early Termination” as defined in the Initial Letter of Credit (or an analogous event as described in any subsequent Letter of Credit), to the liquidated damages payable under Section 16(a)(v); and

(D)in the case of a Partial Draw made by reason of an Event of Default, to the Rent obligation of the Lessee which triggered such Event of Default, in such order and amounts as the Owner Participant may elect; provided, however, that if the Owner Participant has made a Partial Draw on the Letter of Credit in an amount which exceeds the Equity Portion of Rent and if the Owner Participant shall have delivered such excess to the Indenture Trustee in accordance with Section 6.8(a) of the Indenture, such drawing shall be in satisfaction of the Lessee’s obligation to pay Rent to the extent of such drawing (but such drawing shall not cure the Event of Default giving rise to such drawing unless and until the Letter of Credit shall have been reinstated by the full amount of such Partial Draw).

(j)Rent for Ground Lease Property. During the term of this Facility Lease, the Lessee shall pay to the Lessor as rent for the sublease of the Ground Lease Property an amount equal to the amount due as rent under Section 3.01 of the Ground Lease, which amount shall be offset against such amount due by the Lessor under said Section 3.01.

Section 4.Net Lease.

This Facility Lease is a net lease and the Lessee hereby acknowledges and agrees that (a) the Lessee’s obligation to pay all Rent hereunder shall be absolute, unconditional and irrevocable, (b) the rights of the Lessor to such Rents shall be absolute, unconditional and irrevocable, and (c) neither the Lessee’s obligation to pay Rent hereunder nor the rights of the Lessor to receive such Rent shall be affected by any circumstances of any character, including, without limitation, (i) any set-off, abatement, counterclaim, suspension, recoupment, reduction, rescission, defense or other right or claim which the Lessee may have against the Lessor, the Owner Participant, the Indenture Trustee, the Collateral Trust Trustee, any Issuing Bank, any Loan Participant, SMEPA, any vendor or manufacturer of any equipment or assets included in the Undivided Interest, Unit 1, the Plant, any Capital Improvement, the Plant Site, or any part of any thereof, or any other Person for any reason whatsoever, (ii) any defect in or failure of the title, merchantability, condition, design, compliance with specifications, operation or fitness for use of all or any part of the Undivided Interest, Unit 1, the Plant, any Capital Improvement or the Plant Site, (iii) any damage to, or removal, abandonment, decommissioning, shutdown, salvage, scrapping, requisition, taking, condemnation, loss, theft or destruction of all or any part of the Undivided Interest, Unit 1, the Plant, any Capital Improvement or the Plant Site or any interference, interruption or cessation in the use or possession thereof or of the Undivided Interest by the Lessee or by any other Person (including, but without limitation, SMEPA) for any reason whatsoever or of whatever duration, (iv) any restriction, prevention or curtailment of or interference with any use of all or any part of the Undivided Interest, Unit 1, the Plant, any Capital Improvement or the Plant Site, (v) to the maximum extent permitted by law, any insolvency, bankruptcy, reorganization or similar proceeding by or against the Lessee, the Lessor, the Owner Participant, the Indenture Trustee, the Collateral Trust Trustee, any Loan Participant, SMEPA, any Issuing Bank or any other Person, (vi) the invalidity, illegality or unenforceability of this Facility Lease, any other Transaction Document, any Financing Document, the Plant Agreements, the Reimbursement Agreement, or any other instrument referred to herein or therein or any other infirmity herein or therein or any lack of right, power or authority of the Lessor, the Lessee, the Owner Participant, the Indenture Trustee, the Collateral Trust Trustee, any Loan Participant, any Issuing Bank or any other Person to enter into this Facility Lease, any other Transaction Document, any Financing Document, the Plant Agreements or the Reimbursement Agreement or to perform the obligations hereunder or thereunder or the transactions contemplated hereby or thereby, or any doctrine of force majeure, impossibility, frustration, failure of consideration, or any similar legal or equitable doctrine that the Lessee’s obligation to pay Rent is excused because the Lessee has not received or will not receive the benefit for which it bargained, it being the intent of the Lessee to assume all risks from all causes whatsoever that it does not receive such benefit, (vii) the breach or failure of any warranty or representation made in this Facility Lease or any other Transaction Document or any Financing Document or the Reimbursement Agreement by the Lessor, the Owner Participant, the Indenture Trustee, the Collateral Trust Trustee, any Loan Participant, any Issuing Bank or any other Person, (viii) any amendment or other change of, or any assignment of rights under, this Facility Lease, any other Transaction Document, any Financing Document, the Plant Agreements, or any waiver, action or inaction under or in respect of this Facility Lease, any other Transaction Document, any Financing Document, the Plant Agreements, or any exercise or non-exercise of any right or remedy under this Facility Lease, any other Transaction Document, any Financing Document, the Plant Agreements or the Reimbursement Agreement, including, without limitation, the exercise of any foreclosure or other remedy under the Indenture, the Collateral Trust Indenture or this Facility Lease, or the sale of the Undivided Interest, Unit 1, the Plant, any Capital Improvement or the Plant Site or any part thereof or any interest therein or (ix) any other circumstance or happening whatsoever whether or not similar to any of the foregoing. The Lessee acknowledges that by conveying the leasehold estate created by this Facility Lease to the Lessee and by putting the Lessee in possession of the Undivided Interest and subleasing to the Lessee the Ground Lease Property, the Lessor has performed all of the Lessor’s obligations under and in respect of this Facility Lease, except the covenant contained in Section 6(a). The Lessee hereby waives, to the extent permitted by Applicable Law, any and all rights which it may now have or which at any time hereafter may be conferred upon it, by statute or otherwise, to terminate, cancel, quit or surrender this Facility Lease or to effect or claim any diminution or reduction of Rent payable by the Lessee hereunder, except in accordance with the express terms hereof. If for any reason whatsoever this Facility Lease shall be terminated in whole or in part by operation of law or otherwise, except as specifically provided herein, the Lessee nonetheless agrees, to the maximum extent permitted by law, to pay to the Lessor or other Person entitled thereto an amount equal to each installment of Basic Rent and all Supplemental Rent at the time such payment would have become due and payable in accordance with the terms hereof had this Facility Lease not been terminated in whole or in part. Each payment of Rent made by the Lessee hereunder shall be final and the Lessee shall not seek or have any right to recover all or any part of such payment from the Lessor or any other Person for any reason whatsoever except with respect to overpayments of Rent in respect of which the Lessee is entitled to reimbursement under Section 3(f). All covenants, agreements and undertakings of the Lessee herein shall be performed at its cost, expense and risk unless expressly otherwise stated. Nothing in this Section 4 or elsewhere shall be construed as a guaranty by the Lessee of any residual value in the Undivided Interest or as a guaranty of the Notes or any Bonds.
Section 5.Surrender of Leasehold Interest in the Undivided Interest.

(a)Return of the Undivided Interest. Unless the Lessee has theretofore acquired or is required to acquire the Undivided Interest as provided herein, in Section 10(b)(3)(ix) of the Participation Agreement or Article V of the Assignment and Assumption Agreement, (i) on the Lease Termination Date, the Lessee will surrender possession of the Undivided Interest to the Lessor (or to a Person specified by the Lessor to the Lessee in writing not less than 6 months prior to the Lease Termination Date) and (ii) on or prior to the tenth day prior to the Lease Termination Date, furnish to the Lessor: (A) copies certified by a senior officer of the Lessee of the agreements for substitute power, transmission access and availability of the Unit 1 Retained Assets contemplated by Article V of the Assignment and Assumption Agreement and all Governmental Action (including, without limitation, appropriate amendments to the License) necessary to effect such surrender and receipt of possession and permitting the Lessor and the Owner Participant (or such Person specified by the Lessor) to possess the Undivided Interest with or without the continued involvement of the Lessee (except as operator of Unit 1), but without the Lessor or the Owner Participant being required to change their respective business operations or corporate structures as a result of such surrender and receipt of possession (unless such change or modification is limited to the creation of a subsidiary corporation that does not, in the opinion of the Owner Participant, cause the Lessor or the Owner Participant to suffer adverse tax, regulatory, economic or other consequences or otherwise to suffer any real or potential adverse effect on its business or that of its Affiliates), which Governmental Action shall be in full force and effect; and (B) an opinion of counsel experienced with NRC and other nuclear and utility matters reasonably satisfactory to the Owner Participant to the effect that (1) the Lessee has obtained all Governmental Action and action under the Plant Agreements necessary to effect such surrender by the Lessee and receipt of possession by the Lessor (or by the Person so specified by the Lessor) of the Undivided Interest and without regard to the continued involvement of the Lessee (except as operator of Unit 1), (2) such Governmental Action is in full force and effect and not subject to any judicial or administrative contest, challenge or review and (3) in the case in which such surrender is to be made to the Lessor, the Lessor and the Owner Participant will not, solely by reason of such return, be or become subject to regulation as an “electric utility,” an “electric utility company,” a “public utility,” a “holding company” or a “public utility holding company” by any Federal, state or local public utility commission or other regulatory body, authority or group (including, without limitation, the SEC or FERC). At the time of such return the Lessee shall pay or have paid all amounts due and payable, or to become due and payable, under the Plant Agreements to the extent allocable or chargeable (whether or not payable during or after the Lease Term) to the Undivided Interest or the Ground Lease Property in respect of any period or periods ending on or prior to the Lease Termination Date, and the Undivided Interest shall be free and clear of all Liens (other than Permitted Liens described in the following clauses of the definition of Permitted Liens, namely clauses (i), (v) (other than those for which arrangements for the payment thereof satisfactory to the Lessor and the Owner Participant have not been made), (vi) (other than Indenture Trustee’s Liens), (vii) (other than those arising by, through or under the Lessee alone unless arrangements for the payment thereof satisfactory to the Lessor and the Owner Participant have been made), (viii) (other than as aforesaid with respect to clause (v)), (ix), (x), (xi), (xii), and (xiii)) and in the condition and state of repair required by Section 8. In the event that on or prior to the Lease Termination Date there shall have occurred a default under the Plant Agreements by any party thereto (other than the Lessee) and such default shall not have been cured by the defaulting party, then (x) the Lessee agrees to indemnify and hold the Lessor (and each successor, assign and transferee thereof) harmless against any and all obligations under the Plant Agreements with respect to contributions or payments required to be made thereby as a result of such default and (y) the Lessor (and each successor, assign and transferee thereof) agrees to reimburse the Lessee for all amounts paid by it pursuant to the foregoing clause (x) to the extent, but only to the extent, that the Lessor (or such successor, assign or transferee) shall have actually received proceeds from such defaulting party or from the other non-defaulting parties as a result of such default and, to the extent the Lessor (or such successor, assign or transferee) shall have received such proceeds, the amount to be reimbursed to the Lessee pursuant to this clause (y) shall include interest at the Prime Rate from the date of any receipt of the proceeds described above through the date of reimbursement of such amount pursuant to this clause (y).

The Lessor and the Owner Participant agree to use their best efforts to assist the Lessee in its efforts to obtain all required Governmental Action consistent with the provisions of this Section 5(a).
(b)Inability to Return. If the Lessee shall have notified the Lessor and the Owner Participant, not less than twenty-one months prior to the Lease Termination Date, that, due to the nature of the business operations or corporate structure of the Lessor or the Owner Participant, the Lessee will be unable to satisfy the conditions set forth in subsection (a) to the surrender by the Lessee of possession of the Undivided Interest, the Lessor and the Owner Participant shall use their reasonable best efforts to sell or re-lease the Undivided Interest by the Lease Termination Date to a third party the business operations or corporate structure of which is such as to enable the Lessee to satisfy such conditions (other than the condition set forth in Section 5(a)(ii)(B)(3)) (a “Qualified Third Party”) and the Lessee agrees to cooperate fully in connection with such sale or re-lease. The Lessor hereby expressly acknowledges that if the notice referred to above in this subsection (b) has been given, the Lessee shall have complied with its covenant of cooperation set forth herein and in subsection (c) of this Section 5, and the Lessor and the Owner Participant, despite their respective best efforts, shall be unable to sell or re-lease the Undivided Interest to a Qualified Third Party by the Lease Termination Date, the failure of the Lessee to surrender possession of the Undivided Interest in accordance with Section 5(a), in and of itself, shall not constitute a Default or Event of Default under this Facility Lease, anything in this Facility Lease to the contrary notwithstanding; and, in such case, the Lessor’s exclusive remedy in respect of such failure shall be to receive from the Lessee on or prior to the tenth day prior to the Lease Termination Date all Rent due on the Lease Termination Date plus an amount equal to the excess of (i) the Fair Market Sales Value of the Undivided Interest over (ii) an amount equal to the product of (x) the Estimated Cost of Decommissioning and (y) the Undivided Interest Percentage, but in no event less than $1.00. If the Lessee shall have made such payment, the Lessor shall on the Lease Termination Date Transfer the Undivided Interest to the Lessee, or an Affiliate thereof, as may be designated by the Lessee in the Lessee’s Notice in effect immediately prior to such Transfer, or if no Lessee’s Notice shall then be in effect, to the Lessee, and pay to the Lessee the earnings derived from the investment of such payment in any Permitted Investment, in accordance with instructions delivered to the Lessor by the Lessee. Notwithstanding the foregoing, if, on or prior to a date which is three months prior to the scheduled expiration of this Facility Lease, the Lessor or the Owner Participant shall have identified, in a written notice to the Lessee, a Qualified Third Party willing to purchase the Undivided Interest and the conditions set forth in Section 5(a) hereof have not been satisfied by the Lessee on or prior to the scheduled expiration of this Facility Lease, the Lease Term shall be automatically extended until the earliest of (i) one year after the date of the scheduled expiration of this Facility Lease, (ii) a date specified by the Owner Participant and (iii) the date which is ten (10) Business Days after the date on which the Lessor has been notified by the Lessee that such conditions have been met. The Basic Rent payable by Lessee during such extended Lease Term shall be the Fair Market Rental Value of the Undivided Interest. If the Lessee shall not have received the notice referred to in the second preceding sentence by the date therein specified, the Lessee shall be entitled to assume that the Lessor and the Owner Participant shall be unable to sell or re-lease the Undivided Interest to a Qualified Third Party.

If the Lessee has failed to give the notice referred to in this subsection (b) or shall have breached its covenant of cooperation set forth herein or in subsection (c) of this Section 5, then the failure of the Lessee to surrender possession of the Undivided Interest in accordance with Section 5(a) shall constitute an Event of Default under this Facility Lease.
(c)Disposition Services. The Lessee agrees that if it shall not elect to exercise either an option to renew or purchase upon the expiration of the Basic Lease Term or any Renewal Term as provided in Sections 12 and 13, respectively, then during the last twenty-four months of the Lease Term, the Lessee will fully cooperate with the Lessor in connection with the Lessor’s efforts to lease or dispose of the Undivided Interest including using the Lessee’s reasonable efforts to lease or dispose of the Undivided Interest. The Lessor agrees to reimburse the Lessee for reasonable costs and expenses incurred by it at the request of the Lessor or the Owner Participant in connection with such cooperation and such efforts, but only to the extent of proceeds actually received by the Lessor.

Section 6.Warranty of the Lessor.

(a)Quiet Enjoyment. The Lessor warrants that unless an Event of Default has occurred and is continuing the Lessee’s use and possession of Unit 1, including the Undivided Interest, and the Ground Lease Property, in accordance with the terms of the Transaction Documents shall not be interrupted by the Lessor or any Person claiming by, through or under the Lessor, and their respective successors and assigns, except that the Lessor shall not be responsible for any acts of the Ground Lessor under the Ground Lease which result in a violation of this Section 6(a).

(b)Disclaimer of Other Warranties. The warranty set forth in Section 6(a) is in lieu of all other warranties of the Lessor or the Owner Participant, whether written, oral or implied, with respect to this Facility Lease, the Undivided Interest, Unit 1, the Plant, any Capital Improvement or the Plant Site. Notwithstanding anything, however, in this Section 6, the Lessee shall bear all risks of any infirmity in the rights, title and interests of the Lessor in Unit 1 which existed prior to the Closing. As among the Owner Participant, the Loan Participants, the Indenture Trustee, the Collateral Trust Trustee, the Lessor and the Lessee, execution by the Lessee of this Facility Lease shall be conclusive proof of the compliance of Unit 1 (including any Capital Improvement) and the Undivided Interest with all requirements of this Facility Lease, and the Lessee acknowledges and agrees that (i) NEITHER THE LESSOR NOR THE OWNER PARTICIPANT IS A MANUFACTURER OR A DEALER IN PROPERTY OF SUCH KIND, (ii) THE LESSOR LEASES AND THE LESSEE TAKES THE UNDIVIDED INTEREST, AND SHALL TAKE EACH CAPITAL IMPROVEMENT AND ANY PART THEREOF AS IS AND WHERE IS, WITH ALL FAULTS AND (iii) THE LESSOR SUBLEASES AND THE LESSEE TAKES THE GROUND LEASE PROPERTY AS IS AND WHERE IS, WITH ALL FAULTS and neither the Lessor nor the Owner Participant shall be deemed to have made, and THE LESSOR AND THE OWNER PARTICIPANT EACH HEREBY DISCLAIMS, ANY OTHER REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED, AS TO ANY MATTER WHATSOEVER, INCLUDING, WITHOUT LIMITATION, THE DESIGN OR CONDITION OF THE UNDIVIDED INTEREST, UNIT 1, THE PLANT, ANY CAPITAL IMPROVEMENT, THE PLANT SITE OR THE GROUND LEASE PROPERTY, OR ANY PART THEREOF, THE MERCHANTABILITY THEREOF OR THE FITNESS THEREOF FOR ANY PARTICULAR PURPOSE, TITLE TO THE UNDIVIDED INTEREST, UNIT 1, THE PLANT, ANY CAPITAL IMPROVEMENT, THE PLANT SITE OR THE GROUND LEASE PROPERTY, OR ANY PART THEREOF, THE QUALITY OF THE MATERIAL OR WORKMANSHIP THEREOF OR CONFORMITY THEREOF TO SPECIFICATIONS, FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT OR THE ABSENCE OF ANY LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE, NOR SHALL THE LESSOR OR THE OWNER PARTICIPANT BE LIABLE FOR INCIDENTAL OR

CONSEQUENTIAL DAMAGES (INCLUDING LIABILITY IN TORT, STRICT OR OTHERWISE), it being agreed that all such risks, as among the Owner Participant, the Loan Participants, the Collateral Trust Trustee, the Indenture Trustee, the Lessor and the Lessee, are to be borne by the Lessee. The provisions of this Section 6(b) have been negotiated, and, except with respect to the warranties expressly made in Section 6(a), the foregoing provisions are intended to be a complete exclusion and negation of any representations or warranties by the Lessor, the Owner Participant, the Loan Participants, the Collateral Trust Trustee or the Indenture Trustee, express or implied, with respect to the Undivided Interest, Unit 1, the Plant, any Capital Improvement, the Plant Site or the Ground Lease Property that may arise pursuant to any law now or hereafter in effect, or otherwise.

(c)Enforcement of Certain Warranties. The Lessor authorizes the Lessee (directly or through agents), at the Lessee’s expense, to assert for the Lessor’s account, during the Lease Term, all of the Lessor’s rights (if any) under any applicable warranty and any other claims (under this Facility Lease or any Purchase Document) that the Lessee or the Lessor may have against any vendor or manufacturer with respect to Unit 1 (including any Capital Improvement) or the Undivided Interest, and the Lessor agrees to cooperate, at the Lessee’s expense, with the Lessee in asserting such rights. Any amount receivable (without regard to any right of setoff or other similar right of any Person against the Lessee) by the Lessee under any such warranty or other claim against any vendor or manufacturer (or, if such warranty or claim relates to the Undivided Interest and the Retained Assets, the portion of such received amount appropriately allocable to the Undivided Interest) shall be applied in accordance with Sections 9(g), (h) and (i).

Section 7.Liens.

The Lessee will not, directly or indirectly, create, incur, assume or permit to exist any Lien, except Permitted Liens, on or with respect to the Undivided Interest, the property purported to be covered by the Ground Lease, the Lessor’s title thereto or any interest of the Lessor or the Lessee therein (and the Lessee will promptly, at its own expense, take such action as may be necessary duly to discharge any such Lien, except Permitted Liens).
Section 8.Operation and Maintenance; Inspection; Capital Improvements.

(a)Operation and Maintenance. The Lessee will (i) maintain Unit 1 and the Plant Site in such condition (ordinary wear and tear excepted) that Unit 1 will have the capacity and functional ability to perform, on a continuing basis in normal commercial operation, the functions for which it was designed, (ii) operate, service, maintain and repair Unit 1 and the Plant Site and replace all necessary or useful parts and components thereof so that the condition and operating efficiency will be maintained and preserved, ordinary wear and tear excepted, in all material respects in accordance with (A) Prudent Utility Practice for items of similar size and nature, (B) such operating standards as shall be required to take advantage of and enforce all available warranties and (C) the terms and conditions of all insurance policies maintained in effect at any time with respect thereto, (iii) use, possess, operate, maintain, service and repair Unit 1 and the Plant Site in compliance with all material applicable Governmental Actions (including the License) affecting the Plant or Unit 1 or the Plant Site or the use, possession, operation and maintenance thereof and (iv) otherwise act in accordance with the Plant Agreements. The Lessee will comply with all its obligations under Applicable Law affecting the Undivided Interest, Unit 1, the Plant, the Plant Site and the Ground Lease Property, and the use, operation and maintenance thereof; provided, however, that the Lessee shall not be obligated to so comply with Applicable Law (i) whose application or validity is being contested diligently and in good faith by appropriate proceedings, (ii) compliance with which shall have been excused or exempted by a nonconforming use permit, waiver, extension or forbearance exempting it from such Applicable Law, (iii) if good faith efforts and appropriate steps are being taken to comply, or (iv) if failure of compliance would result in no material adverse consequences to the Lessor, the Indenture Trustee, the Original Loan Participants, the Lessee or the Owner Participant, so long as, in each of clauses (i) through (iv) above (A) such failure of compliance cannot result in any material danger of the sale, forfeiture or loss of any part of the Undivided Interest, Unit 1, the Plant, the Plant Site or the Ground Lease Property or subject any of the foregoing to any Lien, other than Permitted Liens, or materially interfere with the operation or use or disposition of any of the Undivided Interest, Unit 1, the Plant, the Plant Site or the Ground Lease Property or any part thereof, title thereto or any interest therein, or the payment of Rent, or subject any Indemnitee to regulation as a public utility or to any criminal charges or other materially adverse regulatory or financial consequences and (B) if reasonably requested by the Owner Participant or a majority in interest of the Original Loan Participants, security arrangements reasonably satisfactory to the Owner Participant or such Original Loan Participants, as the case may be, in respect of such non-compliance shall have been made. The Lessee will maintain in full force and effect a license from the NRC adequate for it to possess the Undivided Interest and to operate Unit 1 under the circumstances contemplated by the Plant Agreements and as required by Applicable Law. The Lessor shall not be obligated in any way to maintain, alter, repair, rebuild or replace Unit 1, any Capital Improvement or the Plant Site, or any part thereof, or, except as provided in Section 8(f), to pay the cost of alteration, rebuilding, replacement, repair or maintenance of Unit 1, any Capital Improvement or the Plant Site, or any part thereof, and the Lessee expressly waives the right to perform any such action at the expense of the Lessor pursuant to any law at any time in effect.

(b)Inspection. The Lessor, the Owner Participant, the Indenture Trustee, the Collateral Trust Trustee and prospective purchasers of the Undivided Interest or the beneficial interest in the Trust Estate (or their respective authorized representatives with appropriate security clearance, if necessary) shall have the right to inspect the Plant (subject, in each event, to the Plant Agreements, Applicable Law, applicable confidentiality undertakings and procedures established by the Lessee) at their expense at such times and as often as shall be reasonably requested. The Lessor, the Owner Participant and prospective purchasers of the Undivided Interest or the beneficial interest in the Trust Estate and their respective authorized representatives (with appropriate security clearance if necessary) shall have the right to inspect, at their expense, the books and records of the Lessee relating to Unit 1, and make copies of and extracts therefrom (subject as aforesaid) and may, at their expense, discuss the Lessee’s affairs, finances and accounts with its executive officers, all at such times and as often as may be reasonably requested. None of the Lessor, the Owner Participant, the Indenture Trustee and the Collateral Trust Trustee shall have any duty whatsoever to make any inspection or inquiry referred to in this Section 8(b) and shall not incur any liability or obligation by reason of not making any such inspection or inquiry.

(c)Capital Improvements. The Lessee shall, if and to the extent required of it under the Plant Agreements or Applicable Law, at its sole expense (except as provided in Section 8(f)), promptly, but subject to Section 8(a) hereof, participate in the making of any Capital Improvement to Unit 1. The Undivided Interest Percentage of the net proceeds of (x) any sale or other disposition of property removed from Unit 1 received (without deduction of any amount set off or deducted by any Person claiming a right against the Lessee to do so) by, or credited to the account of, the Lessee in accordance with the Plant Agreements and (y) any insurance proceeds received (without deduction of any amount set off or deducted by any Person claiming a right against the Lessee to do so) for the account of the Lessor or the Lessee in respect of the loss or destruction of, or damage or casualty to, any such property shall be applied as provided in Section 9(g), (h) or (i), as the case may be. The Undivided Interest Percentage in property at any time removed from Unit 1 shall remain the property of the Lessor, no matter where located, until such time as a Capital Improvement constituting a replacement of such property shall have been installed in Unit 1 or such removed property has been disposed of in accordance with the Plant Agreements. Simultaneously with such disposition, title to the Lessor’s undivided interest in the removed property shall vest in the Person receiving such property, free and clear of any and all claims or rights of the Lessor. Unless paragraph (iii) of Section 8(e) shall be applicable, upon the incorporation of a Capital Improvement in Unit 1, without further act, (x) title to an undivided interest equal to the Undivided Interest Percentage in such Capital Improvement shall vest in the Lessor and (y) such undivided interest in such Capital Improvement shall become subject to this Facility Lease and be deemed to be part of the Undivided Interest for all purposes hereof to the same extent that the Lessor had a like undivided interest in the property originally incorporated or installed in Unit 1. The Lessee warrants and agrees that the Lessor’s interest in all Capital Improvements shall be free and clear of all Liens, except Permitted Liens.

(d)Reports. To the extent permissible, the Lessee shall prepare and file in a timely fashion, or, where the Lessor shall be required to file, the Lessee shall prepare or cause to be prepared and delivered to the Lessor within a reasonable time prior to the date for filing, any reports with respect to Unit 1, the Undivided Interest, the Ground Lease Property or the condition or operation thereof that shall be required to be filed with any Governmental Authority. On or before March 1 of each year (commencing March 1, 1990) and on the Lease Termination Date, the Lessee shall furnish the Lessor and the Owner Participant with a report stating the total cost of all Capital Improvements and describing separately and in reasonable detail each Capital Improvement (or related group of Capital Improvements) made during the period from the date hereof to December 31, 1989 in the case of the first such report and during the period from the end of the period covered by the last previous report to the December 31 immediately preceding such report in the case of subsequent reports. On or before March 1 in each year (commencing March 1, 1990) and at such other times as the Lessor or the Owner Participant shall reasonably request in writing, the Lessee will report in writing to the Lessor with respect to (i) the capital expenditures contemplated by the most recent annual budget for Unit 1 and (ii) the current plans (if any) which the Lessee may have for the financing of its share (in accordance with the Plant Agreements) of the same under Section 8(f):

(e)Title to Capital Improvements. Title to an undivided interest, equal to the Undivided Interest Percentage, in each Capital Improvement to Unit 1 shall vest as follows:

(i)in the case of each Nonseverable Capital Improvement, whether or not the Lessor shall have financed or provided financing (in whole or in part) for such undivided interest in such Capital Improvement by an Additional Equity Investment or a Supplemental Financing, or both, effective on the date such Capital Improvement shall have been incorporated or installed in Unit 1, the Lessor shall, without further act, acquire title to such undivided interest in such Capital Improvement;

(ii)in the case of each Severable Capital Improvement, if the Lessor shall have financed (by an Additional Equity Investment or a Supplemental Financing, or both) the Undivided Interest Percentage of the cost of such Capital Improvement, or if such Capital Improvement shall be required by Applicable Law or pursuant to Section 8(a)(i), 8(a)(ii) or, to the extent of compliance with Governmental Actions not significantly more onerous than those in effect on the Closing Date, 8(a)(iii), the Lessor shall, without further act, acquire title to such undivided interest in such Capital Improvement; and

(iii)in the case of each Severable Capital Improvement which does not constitute a Capital Improvement required to be made by Applicable Law or pursuant to Section 8(a)(i), 8(a)(ii) or, to the extent of compliance with Governmental Actions not significantly more onerous than those in effect on the Closing Date, 8(a)(iii), if the Lessor shall not have financed (by either an Additional Equity Investment or a Supplemental Financing, or both) the Undivided Interest Percentage of the cost of such Capital Improvement, the Lessee shall retain title to such undivided interest;

provided, however, that if, as a result of the foregoing, title to an undivided interest in a Severable Capital Improvement which is in replacement of any component of Unit 1 vests in the Lessor, title to an equivalent undivided interest in the replaced component shall vest in the Lessee at the time of such replacement, provided no Event of Default shall have occurred and be continuing at such time. Immediately upon title to such undivided interest in any Capital Improvement vesting in the Lessor pursuant to paragraph (i) or paragraph (ii) of this Section 8(e), such undivided interest in such Capital Improvement shall, without further act, become subject to this Facility Lease and be deemed part of the Undivided Interest and Unit 1 for all purposes hereof.
(f)Funding of the Cost of Capital Improvements. The Lessee shall give the Lessor and the Owner Participant reasonable advance notice before placing in service any Capital Improvement to Unit 1 the cost of which exceeds $100,000,000 in the aggregate. The Owner Participant shall have the option, in its sole discretion, of financing through the Lessor the Undivided Interest Percentage of the cost of any Capital Improvement, or any other Capital Improvement presented to the Owner Participant for financing, including or not including the making of an investment by the Owner Participant (an “Additional Equity Investment”) and the issuance of one or more Additional Notes, all on terms acceptable to the Lessee and the Owner Participant. In the case of any Capital Improvement whose cost is to be incurred during the last five years of the Basic Lease Term, if the Lessee shall not have given the notice specified in clause (ii) of Section 13(a), then the Owner Participant shall have the option, at its sole discretion, to finance through the Lessor the Undivided Interest Percentage of the cost of any such Capital Improvement on such terms as the Lessee and the Owner Participant may reasonably agree. If the Owner Participant does not finance, or arrange the financing of, the Undivided Interest Percentage of the cost of such Capital Improvement, the Lessee may require the Lessor to issue, if and to the extent permitted by the Indenture, to one or more Persons (other than the Lessee, a shareholder of the Lessee or any Person affiliated with the Lessee within the meaning of Section 318 of the Code or any agent of any thereof) one or more Additional Notes and to use the proceeds thereof to pay the Undivided Interest Percentage of the cost of such Capital Improvement, subject to satisfaction of the following conditions:

(i)there shall be no more than one Supplemental Financing in any calendar year;

(ii)the sum of the Supplemental Financing Amounts in any calendar year shall equal or exceed an amount equal to the product of $10,000,000 and the Lessor’s Percentage;

(iii)the Lessee may include in any request for a Supplemental Financing only Capital Improvements not previously financed in any Supplemental Financing;

(iv)in the opinion of the Owner Participant’s Special Tax Counsel or other independent tax counsel to the Owner Participant, such Supplemental Financing shall not result in any adverse tax consequences to the Owner Participant or affect the status of this Facility Lease as a “true lease” for Federal income tax purposes, and the Owner Participant and the Lessee shall have agreed upon the amount and manner of payment of any indemnity which may become payable by the Lessee as a consequence of such Supplemental Financing;

(v)if the Owner Participant shall be making an Additional Equity Investment pursuant to this Section 8 and if the Lessee requests that tax benefits associated with such Capital Improvements be taken into account in making the adjustments in accordance with paragraphs (e) and (f) of Section 3 hereof, the sum of the Supplemental Financing Amount and any Additional Equity Investment shall not exceed that portion of the cost of Capital Improvements which, when financed, will constitute an addition to the Owner Participant’s basis under Section 1012 or 1016 of the Code;

(vi)the Additional Notes shall have a final maturity date no later than July 15, 2015;

(vii)if the Owner Participant shall be making an Additional Equity Investment pursuant to this Section 8 and if the Lessee requests that tax benefits associated with such Capital Improvements be taken into account in making the adjustment in accordance with paragraphs (e) and (f) of Section 3 hereof, the Lessee shall have made such representations and warranties and covenants regarding the tax characteristics of the Lessor’s undivided interest in each Capital Improvement as shall be acceptable to the Owner Participant and the Tax Indemnification Agreement shall have been appropriately modified;

(viii)appropriate increases, if any, to Basic Rent and the Value Schedules shall have been agreed to by the Owner Participant and the Lessee in accordance with the adjustment provisions of paragraphs (e) and (f) of Section 3 hereof to support the amortization of the Additional Notes issued in respect of such Supplemental Financing and to preserve (but not increase) Net Economic Return (without regard to any tax benefits associated with such Capital Improvement);

(ix)the Lessee shall have paid to the Lessor an amount on an After-Tax Basis equal to all out-of-pocket costs and expenses reasonably incurred by the Lessor or the Owner Participant relating to such Capital Improvements and Supplemental Financing and not financed as a part of such Supplemental Financing or reflected in adjustments to Basic Rent;

(x)no Default, Event of Default, Reimbursement Default or Reimbursement Event of Default shall have occurred and be continuing; and

(xi)the Lessee shall enter into such agreements and shall have made or delivered such representations, warranties, covenants, opinions, certificates and other documents as the Owner Participant shall reasonably request or as shall be required by the Collateral Trust Indenture or the Trust Indenture Act in connection with the issuance of Additional Bonds.

Section 9.Event of Loss; Deemed Loss Event.

(a)Damage or Loss. In the event that an Event of Loss shall occur, or Unit 1 or any substantial part thereof shall suffer destruction, substantial damage, loss, condemnation, confiscation, theft or seizure for any reason whatsoever, such fact shall promptly, and in any case within five Business Days after such event, be reported by the Lessee to the Lessor and the Owner Participant.

(b)Repair. The Lessee shall promptly make any and all payments required of it under the provisions of the Plant Agreements relating to damage, destruction or the like to Unit 1 or any portion thereof.

(c)Payment of Casualty Value. Following the occurrence of an Event of Loss, on the date specified in a notice from the Lessor to the Lessee, the Lessee shall pay to the Lessor (A) an amount equal to the excess of (i) Casualty Value, determined as of the date such payment is due, if such date is a Basic Rent Payment Date, or the next succeeding Basic Rent Payment Date, in all other cases (except if such Event of Loss occurs on a Basic Rent Payment Date, in which event the Casualty Value shall be determined as of such Basic Rent Payment Date), over (ii) the unpaid principal amount of the Notes Outstanding on such date and assumed by the Lessee on such date, after giving effect to the payment, if any, of the principal installment due and payable and paid in respect of such Notes on such date, together with (B) any other amounts of Supplemental Rent then due. If the Lessee shall have made such payment and shall have assumed all obligations and liabilities of the Owner Trustee under the Indenture and the Notes pursuant to Section 3.9 (b) of the Indenture, the Lessor shall, as long as no Default or Event of Default shall have occurred and be continuing (and at any time after the occurrence of an Event of Loss the Lessor may) Transfer the Undivided Interest, subject to the Lien of the Indenture, to the Lessee, or an Affiliate thereof, as may be designated by the Lessee in the Lessee’s Notice in effect immediately prior to such Transfer, or if no Lessee’s Notice shall then be in effect, to the Lessee.

If, following the occurrence of an Event of Loss, the Lessor or the Owner Participant shall have received an amount equal to Net Casualty Value and the Lessor and the Owner Participant shall have received all other amounts due and owing to them by the Lessee hereunder and under the other Transaction Documents, but the Lessee shall not have assumed the obligations and liabilities of the Owner Trustee under the Indenture and the Notes pursuant to Section 3.9(b) of the Indenture, the Owner Participant shall effect the Special Transfer, in which case, without further act on the part of the Lessor or the Lessee, the obligation of the Lessee to pay further Basic Rent shall be reduced to an amount, payable on each Basic Rent Payment Date thereafter, equal to the aggregate amount of principal of and premium, if any, and accrued interest then payable on, all Notes then Outstanding.
(d)Payment of Special Casualty Value. If events giving rise to a Deemed Loss Event shall occur, the party hereto having knowledge thereof shall promptly notify the other party of the occurrence thereof (provided that the failure by the Lessor to furnish to the Lessee the foregoing notice shall not impair the rights of the Lessor referred to below) and at any time thereafter, the Lessor may demand, by written notice to the Lessee, that the Lessee pay, and the Lessee shall pay, on the date specified in such notice, to the Lessor (A) an amount equal to the excess of (i) Special Casualty Value, determined as of the date such payment is due, if such date is a Basic Rent Payment Date, or the immediately succeeding Basic Rent Payment Date, in all other cases (except that if such Deemed Loss Event occurs on a Basic Rent Payment Date, the Special Casualty Value shall be determined as of such Basic Rent Payment Date), over (ii) the unpaid principal amount of the Notes Outstanding on such date and assumed by the Lessee on such date, after giving effect to the payment, if any, of the principal installment due and payable and paid in respect of the Notes on such date, together with (B) any other amounts of Supplemental Rent then due. If the Lessee shall have made such payment and shall have assumed all obligations and liabilities of the Owner Trustee under the Indenture and the Notes pursuant to Section 3.9(b) of the Indenture, the Lessor shall, so long as no Default or Event of Default shall have occurred and be continuing (and at any time after the occurrence of a Deemed Loss Event the Lessor may), Transfer the Undivided Interest, subject to the Lien of the Indenture, to the Lessee or an Affiliate thereof, as may be designated in the Lessee’s Notice in effect immediately prior to such Transfer, or if no Lessee’s Notice shall then be in effect, to the Lessee.

If following the occurrence of a Deemed Loss Event, the Lessor or the Owner Participant shall have received Net Special Casualty Value and the Lessor and the Owner Participant shall have received all other amounts due and owing to them by the Lessee hereunder and under the other Transaction Documents, but the Lessee shall not have assumed all obligations and liabilities of the Owner Trustee under the Indenture and Notes pursuant to Section 3.9(b) of the Indenture, the Owner Participant shall effect the Special Transfer, in which case, without further act on the part of the Lessor or the Lessee, the obligation of the Lessee to pay further Basic Rent shall be reduced to an amount, payable on each Basic Rent Payment Date thereafter, equal to the aggregate amount of principal, premium, if any, and accrued interest then payable on all Notes Outstanding.

(e)Requisition of Use. In the case of a requisition of use not constituting an Event of Loss, this Facility Lease shall continue, and each and every obligation of the Lessee hereunder and under each Transaction Document shall remain in full force and effect. So long as no Default or Event of Default shall have occurred and be continuing, the Lessee shall be entitled to all sums received by reason of any such requisition of use for the period ending on the Lease Termination Date, and the Lessor shall be entitled to all sums received by reason of any such requisition of use for the period after the Lease Termination Date.

(f)Termination of Lease Term. Upon (but only upon) a Transfer by the Lessor pursuant to Section 9(c) or 9(d) to the Lessee, the assumption by the Lessee of all remaining obligations and liabilities of the Owner Trustee under the Indenture and the Notes pursuant to Section 3.9(b) of the Indenture and payment of the amounts specified in the Indenture, the Notes and this Facility Lease, the Lease Term shall end and the Lessee’s obligation to pay further Basic Rent shall cease, but the Lessee shall continue to be required to make all payments of Supplemental Rent when due. In all other cases, the Lease Term shall continue and this Facility Lease shall remain in full force and effect.

(g)Application of Payments on an Event of Loss. Any payments received at any time by the Lessor or the Lessee (other than insurance placed by the Owner Trustee or the Owner Participant pursuant to Section 10(b)) from any Governmental Authority, insurer or other Person (except the Lessee) as a result of the occurrence of an Event of Loss (without deduction of any amount which was set off or deducted therefrom as a result of a claim by any Person against the Lessee) shall be applied as follows:

(i)all such payments shall be promptly paid to the Lessor for application pursuant to the following provisions of this Section 9(g), except that the Lessee may retain any amounts that would at the time be payable to the Lessee as reimbursement under the provisions of clause (ii) below;

(ii)so much of such payments as shall not exceed the amount required to be paid by the Lessee pursuant to Section 9(c) shall be applied in reduction of the Lessee’s obligation to pay such amount if not already paid by the Lessee or, if already paid by the Lessee, shall be applied to reimburse the Lessee for its payment of such amount; and

(iii)the balance, if any, of such payments in the case of payments from insurance carried by or on- behalf of the Lessee shall be paid to the Lessee or in the case of any other payments shall be divided between the Lessor and the Lessee as their respective interests may appear.

(h)Application of Payments Not Relating to an Event of Loss. Payments received (without deduction of any amount which was set off or deducted therefrom as a result of a claim by any Person against the Lessee) at any time by the Lessor, the Lessee or the Owner Participant (other than insurance placed by the Lessor or the Owner Participant pursuant to Section 10(b)) from any insurer or other Person with respect to any event giving rise to receipt of an amount referred to in the second sentence of Section 6(c) or the second sentence of Section 8(c), or to any destruction, damage, loss, condemnation, confiscation, theft, seizure of or requisition of title to the Undivided Interest or any part thereof, in each case not constituting an Event of Loss, shall be applied first to reimburse the Lessee for all amounts expended by it pursuant to Section 9(b) and second, the balance, if any, of such payments shall, in the case of payments from insurance carried by or on behalf of the Lessee, be paid to the Lessee or, in the case of other payments, be divided between the Lessor and the Lessee as their respective interests may appear.

(i)Other Dispositions. Notwithstanding the foregoing provisions of this Section 9, if a Default or an Event of Default shall have occurred and be continuing, any amount that would otherwise be payable to or for the account of, or that would otherwise be retained by, the Lessee pursuant to Section 10 or this Section 9 relating to the Undivided Interest or the Ground Lease Property shall be paid to the Lessor as security for the obligations of the Lessee under this Facility Lease and, at such time thereafter as no Default or Event of Default shall be continuing, such amount shall be paid promptly to the Lessee unless this Facility Lease shall have theretofore been declared to be in default, in which event such amount shall be disposed of in accordance with the provisions hereof, of the Indenture (to the extent then in effect) and of the Trust Agreement.

Section 10.Insurance.

(a)Required Insurance. The Lessee shall provide and maintain at least the following insurance coverage with respect to the Undivided Interest, Unit 1 and the Plant Site with insurers of recognized responsibility; provided, however, in the case of all insurance described in Section 10(a)(i) hereof, that any such insurance is commercially available at a commercially reasonable cost; provided further, however, that no determination shall be made that any such insurance is not commercially available at a commercially reasonable cost unless such issue shall have first been discussed with the Owner Participant and the Owner Participant shall have been given an opportunity to present information to the contrary. Any such insurance coverage may be carried and maintained by the Lessee or jointly with respect to other owners of the Plant or with respect to ownership interests in the Plant other than the Undivided Interest.

In the event of any payment of loss in respect of Unit 1 or the Plant Site, the Lessee shall request reinstatement of insurance from insurers to the extent available on commercially reasonable terms and at a commercially reasonable cost, it being understood that no determination as to the non-availability on commercially reasonable terms of such insurance shall be made until the Owner Participant shall have had the opportunity to discuss such issue with the Lessee and to present information to the contrary.
(i)Non-Nuclear Insurance.

(A)The Lessee shall maintain “all risk” property insurance (excluding flood and earthquake) covering physical loss with respect to Unit 1 in such an amount and with such other terms as are consistent with the Lessee’s normal practice in respect of those other owned, leased or operated nuclear electric generating units with respect to which the Lessee determines or controls the determination of the amount and other terms of such insurance and which, in any event, shall be consistent with Applicable Law and Prudent Utility Practice. Subject to Section 10(a)(vi), the Lessee shall use its best efforts to cause any insurance carried in accordance with this Section 10(a)(i)(A) to be endorsed to provide, or to otherwise provide, that:

(1)losses shall be adjusted and proceeds paid as provided in Section 10(a)(v);

(2)(m) the Corporate Owner Trustee and the Owner Participant (the “Additional Insureds”) are included as additional insureds, as their interests may appear, and (n) any obligation imposed upon any insured (including without limitation the liability to pay premiums) shall be the sole obligation of the Lessee and not that of any Additional Insured;

(3)the insurer thereunder waives all rights of subrogation against the Additional Insureds with respect to their respective interests in Unit 1;

(4)such insurance shall be primary without right of contribution of any other insurance carried by or on behalf of any Additional Insured with respect to its interest in Unit 1; and

(5)if such insurance is cancelled for any reason whatsoever including nonpayment of premium or any material change is made in the coverage which adversely affects the interest of the Additional Insureds, such cancellation or change shall not be effective as to the Additional Insureds for thirty days after receipt by the Lessor for itself and as agent for the other Additional Insureds, of written notice from such insurer of such cancellation or change.

The Lessee will use its best efforts to cause the applicable insurer to deliver the written notice referred to in clause (5) above with respect to such cancellation or change to the Owner Participant, the Corporate Owner Trustee and the Corporate Indenture Trustee as soon as practicable alter the event giving rise to such cancellation or change.
Any such insurance may insure other properties owned or leased by the Lessee and need not be amended to provide that the Undivided Interest shall have priority to insurance proceeds in the event of losses; provided, however, that the Additional Insureds shall have an equal right to their proportionate share of insurance proceeds in any case in which the Undivided Interest is affected.
(B)The Lessee shall maintain bodily injury and property damage liability insurance (including product liability, completed operations and personal injury insurance) covering claims arising out of the ownership, operation, maintenance, condition or use of Unit 1. The amount and other terms of such insurance, including self insurance amounts and deductibles, shall be in accordance with the Lessee’s normal practice in respect of those other owned, leased or operated nuclear electric generating units with respect to which the Lessee determines or controls the determination of the amount and other terms of such insurance and which, in any event, shall be consistent with Applicable Law and Prudent Utility Practice. Subject to Section 10(a)(vi) hereof, the Lessee shall use its best efforts to cause any insurance carried in accordance with this Section 10(a)(i)(B) to be endorsed to provide, or to otherwise provide, as set forth in sub-paragraphs (2), (3), (4), and (5) of Section 10(a)(i)(A).

With respect to this Section 10(a)(i), the Lessee hereby waives any right of recovery it may have against the Additional Insureds, including any right to which another may be subrogated.
(ii)Nuclear Insurance.

(A)The Lessee shall maintain nuclear property insurance in amounts and with other such terms, including deductibles, as are consistent with the normal practice of the Lessee in respect of those other owned, leased or operated nuclear electric generating units for which the Lessee determines or controls the determination of the amount and other terms of such insurance as required by Applicable Law and consistent with Prudent Utility Practice. Subject to Section 10(a)(vi) hereof, the Lessee shall use its best efforts to cause any insurance carried in accordance with this Section 10(a)(ii)(A) to be endorsed to provide, or to otherwise provide, as set forth in subparagraphs (1), (2), (3), (4) and (5) of Section 10(a)(i)(A).

(B)The Lessee shall maintain nuclear liability insurance in such an amount and with other such terms as are consistent with the normal practice of the Lessee in respect of its other owned, leased or operated nuclear electric generating units for which the Lessee determines or controls the determination of the amount and other terms of such insurance, which insurance shall in any event comply with Applicable Law and Prudent Utility Practice. The Lessee shall also maintain (x) supplier’s and transporter’s insurance and (y) nuclear worker occupational exposure insurance, in each case in amounts consistent with Prudent Utility Practice and Applicable Law. Nuclear liability insurance shall be maintained pursuant to this Section 10(a)(ii)(B), whether or not the Lease Termination Date shall have occurred (but at the expense of the Owner Participant after the Lease Termination Date), until the Lessee shall have been notified by the Owner Participant that neither the Lessor nor the Owner Participant have any further liability in connection with the ownership, operation, maintenance, condition or use of the Undivided Interest. Subject to Section 10(a)(vi) hereof, the Lessee shall use its best efforts to cause any insurance carried in accordance with this Section 10(a)(ii)(B) to be endorsed to provide or to otherwise provide, as set forth in subparagraphs (2), (3), (4) and (5) of Section 10(a)(i)(A).

With respect to this Section 10(a)(ii), the Lessee hereby waives any right of recovery it may have against the Additional Insureds, including any right to which another may be subrogated.
(iii)Subject to Section 10(a)(vi) hereof, the Lessee shall use its best efforts at all times to obtain an endorsement providing that the respective interests of the Additional Insureds shall not be invalidated by any breach of any warranty by the Lessee or SMEPA contained in such policies on all insurance referred to in this Section 10.

(iv)Annual Reports and Certificates. On the Closing Date and as soon as practicable after the end of each fiscal year of the Lessee commencing with the end of fiscal year 1989, and in any event within 120 days thereafter, the Lessee shall deliver to the Lessor and the Indenture Trustee (A) an Officers’ Certificate of the Lessee setting forth the insurance obtained pursuant to this Section 10 and as then in effect, stating whether, in the opinion of such officers, such insurance policies comply with the requirements of this Section 10, whether all premiums then due thereon have been paid and whether such policies are in full force and effect, and (B) certification of all insurance required to be maintained under this Section 10, executed by each insurer, or by an authorized representative of each insurer, identifying underwriters, the type of insurance, the insurance limits (including applicable deductibles) and the policy term, and the other material policy terms (including an indication of the endorsements in place as required by this Facility Lease). Upon request, the Lessee will provide the Owner Participant and, if the Lien of the Indenture shall then be in effect, the Indenture Trustee, with copies of all insurance policies, binders and cover notes or other evidence of such insurance in respect of all insurance required to be maintained pursuant to this Section 10, certified by authorized representatives of the insurers.

(v)Proceeds. All insurance proceeds paid in respect of or pursuant to paragraphs (i) and (ii) above shall (A) be applied as provided in Section 9(g), (h) or (i), as the case may be, and (B) be adjusted with the insurance companies or otherwise collected, including the filing of appropriate proceedings, by the Lessee, subject, however, to any priority allocations of such proceeds to Decommissioning, decontamination and debris removal and to any obligations to pay such proceeds to a separate trust as may be established for the purpose of paying the costs of Decommissioning, decontamination and debris removal in each case as may be set forth in the insurance policies or required under Applicable Law.

(vi)Notwithstanding the provisions of this Section 10(a) requiring the Lessee to utilize its best efforts to cause insurance carried in accordance with this Section 10(a) to be endorsed to provide, or to otherwise provide, as set forth above, (x) the Lessee shall in all events be unconditionally obligated to cause insurance carried in accordance with this Section 10(a) to be endorsed to provide, or to otherwise provide, as set forth in subparagraph (2)(m) of Section 10(a)(i)(A), and (y) if the Lessee shall have knowledge, or shall have been notified in writing by the Owner Participant (with sufficient information to enable the Lessee to confirm such notification), that any such endorsement (other than any of those described in clause (x) of this paragraph (vi)) for such insurance is then available from the provider of such insurance to the Lessee (or, in the case of nuclear liability insurance, from any provider of such insurance), the Lessee shall cause such insurance to be so endorsed or to so otherwise provide.

(b)Other Insurance. Nothing in this Section 10 shall prohibit the Lessor or the Owner Participant from placing at its expense other insurance on or with respect to Unit 1, the Undivided Interest, the Plant Site or the operation of Unit 1, naming the Lessor or the Owner Participant as insured and/or loss payee, unless such insurance would conflict with or otherwise limit the insurance to be provided or maintained in accordance with Section 10(a).

Section 11.Rights to Assign or Sublease.

(a)Assignment or Sublease by the Lessee. The Lessee may, without the prior consent of the Lessor, assign, sublease, transfer or encumber its rights and obligations under the Facility Lease and the other Transaction Documents; provided, however, that (i) such assignment, sublease, transfer or encumbrance shall not (A) permit the early termination of the Letter of Credit (such condition to be deemed waived if the Issuing Bank shall have waived its right to terminate the Letter of Credit in a manner satisfactory to the Owner Participant) or (B) result in any Tax Loss, and (ii) the Lessee shall remain the primary obligor under this Facility Lease and the other Transaction Documents to which it is a party.

(b)Assignment by Lessor as Security for Lessor’s Obligations. To secure the indebtedness evidenced by the Notes, the Lessor will assign to the Indenture Trustee (i) its right, title and interest (not including, in any event, any Excepted Rights) in and to this Facility Lease, including the right to receive certain payments of Rent (not including, in any event, Excepted Payments), to the extent provided in the Indenture and (ii) its right, title and interest in the Undivided Interest. The Lessee hereby (v) agrees it will not assert against the Indenture Trustee any claim or defense it may have against the Lessor, (w) consents to such assignment and to the terms of the Indenture, (x) agrees to pay directly to the Indenture Trustee at the Indenture Trustee’s Office (so long as the lien of the Indenture has not been satisfied and discharged and the Lessor is obligated thereunder) all amounts of Rent (other than Excepted Payments) due or to become due to the Lessor, (y) agrees that the right of the Indenture Trustee to any such payments shall be absolute and unconditional and shall not be affected by any circumstances whatsoever, including, without limitation, those circumstances set forth in Section 4, and (z) agrees that, to the extent provided in the Indenture and until the Indenture is discharged in accordance with its terms, the Indenture Trustee shall have all the rights of the Lessor hereunder (other than Excepted Rights and the right to receive Excepted Payments) as if the Indenture Trustee had originally been named herein as the Lessor. Following any transfer to, or purchase by, the Lessee of the Undivided Interest, the Undivided Interest shall (unless the Notes shall have been paid in full) remain subject to the lien of the Indenture and such lien shall not be impaired in consequence thereof.

Section 12.Lease Renewal.

(a)Subject to the notice requirements set forth in Section 13(a), at the end of the Basic Lease Term, provided that no Default or Event of Default shall have occurred and be continuing, no Event of Loss or Deemed Loss Event shall have occurred in respect of which the Lessor has demanded payment under Section 9(c) or 9(d), as the case may be, or in response to which a Special Transfer has been effected, and all Notes shall have been paid in full, the Lessee shall have the option to renew the term of this Facility Lease for a single period of a number of years (not less than two) selected by the Lessee (such renewal period or such shorter period as shall extend to the expiration of the Facility Lease being herein referred to as the “Fixed Rate Renewal Term”); provided, however, that the Lessee, at the time of the exercise of its renewal option as provided in this subsection (a), shall have furnished an appraisal of an independant appraiser as to the useful life of Unit 1, which appraiser and appraisal shall be reasonably satisfactory to the Lessor, and which appraisal shall indicate that at the end of the proposed Fixed Rate Renewal Term the residual value of the Undivided Interest will be equal to at least 20% of Facility Cost for the Undivided Interest (without taking into account inflation or deflation that has occurred or will have occurred from the Closing Date to the end of the proposed Fixed Rate Renewal Term), and that the proposed Fixed Rate Renewal Term does not extend the Lease Term beyond 80% of the economic useful life of Unit 1 as established by such appraisal.

(b)Subject to the notice requirements set forth in Section 13(a), at the end of the Basic Lease Term or any Renewal Term, provided that no Default or Event of Default shall have occurred and be continuing, no Event of Loss or Deemed Loss Event shall have occurred in respect of which the Lessor has demanded payment under Section 9(c) or 9(d), as the case may be, or in response to which a Special Transfer has been effected, and all the Notes have been paid in full, the Lessee shall have the option to renew the term of this Facility Lease for one or more periods of three years or such shorter period as shall extend to the expiration of the License (each such renewal period being herein referred to as a “Fair Market Renewal Term”).

Section 13.	Notices for Renewal or Purchase; Purchase Options; Determination of Fair Market Value.

(a)Expiration of Basic Lease Term. Not earlier than five nor later than two years prior to the expiration date of the Basic Lease Term, the Lessee shall give to the Lessor written notice of its election either to (i) return the Undivided Interest to the Lessor pursuant to Section 5 or (ii) exercise one of the renewal options permitted by Section 12 or the purchase option permitted by Section 13 (c). If the notice specified in clause (ii) of the preceding sentence is given, then not later than 18 months prior to the expiration date of the Basic Lease Term, the Lessee will give the Lessor written notice of its election to exercise either (x) the purchase option permitted by Section 13(c), (y) the option to renew this Facility Lease for the Fixed Rate Renewal Term or (z) the option to renew this Facility Lease for the Fair Market Renewal Term. Such election shall be irrevocable as to the Lessee, but shall not be binding on the Lessor if, on the effective date thereof, an Event of Default shall have occurred and be continuing or an Event of Loss or a Deemed Loss Event shall have occurred and the Lessor shall have demanded payment under Section 9(c) or 9(d), as the case may be, or in response to which a Special Transfer has been effected.

(b)Expiration of Renewal Term. Not later than two years prior to the expiration of any Renewal Term, if elected, the Lessee shall give to the Lessor written notice of its election to (i) return the Undivided Interest to the Lessor pursuant to Section 5, (ii) exercise the purchase option permitted by Section 13(c) or (iii) exercise the renewal option permitted by Section 12(b). Such election shall be irrevocable as to the Lessee, but shall not be binding on the Lessor, if, on the effective date thereof, an Event of Default shall have occurred and be continuing or an Event of Loss or Deemed Loss Event shall have occurred and the Lessor shall have demanded payment under Section 9(c) or 9(d), as the case may be, or in response to which a Special Transfer has been effected.

(c)Purchase Option at Expiration of the Lease Term. Subject to the notice requirements set forth in Section 13(a) or 13(b) and the provisions of Article V of the Assignment and Assumption Agreement, as the case may be, provided that no Default in respect of Section 15(i), (v), (ix) or (x) or Event of Default shall have occurred and be continuing, and the Notes shall have been paid in full, the Lessee (or any Affiliate thereof) shall have the right to purchase the Undivided Interest on the date of the expiration of the Basic Lease Term or any Renewal Term (if elected), for a purchase price equal to the Fair Market Sales Value thereof.

(d)Purchase of the Undivided Interest; Payment, Etc. If the Lessee (or any Affiliate thereof) shall have elected to purchase the Undivided Interest pursuant to Section 13(c), payment by the Lessee (or such Affiliate) of the purchase price therefor shall be made in immediately available funds, whereupon the Lessor shall Transfer the Undivided Interest to the Lessee, or such Affiliate, as the case may be, all subject, however, to the provisions of Article V of the Assignment and Assumption Agreement.

(e)Determination of Fair Market Value. Not later than two years and six months prior to the expiration date of the Basic Lease Term and any Renewal Term, if elected, the Lessee and the Owner Participant shall agree on the Fair Market Sales Value and the Fair Market Rental Value of the Undivided Interest as of the expiration of the Basic Lease Term or such Renewal Term, as the case may be, and the estimated Fair Market Sales Value as of the expiration of the Renewal Term, if any, which would follow the expiration of the Basic Lease Term or such Renewal Term, as the case may be or if the Lessee and the Owner Participant are unable to agree upon such Fair Market Values by such time, such Fair Market Values shall be determined by the Appraisal Procedure.

(f)Purchase Option for Significant Expenditures. So long as no Default in respect of Section 15(i), (v), (ix) or (x) or Event of Default shall have occurred and be continuing, the Lessee shall have the option to terminate this Facility Lease on any Basic Rent Payment Date occurring on or after January 15, 1999 on at least 90 days prior written notice to the Lessor, the Owner Participant and the Indenture Trustee to the effect that a Significant Expenditure in respect of a Project is planned or required. On such Basic Rent Payment Date the Lessee shall pay to the Lessor an amount equal to the higher of the Fair Market Sales Value of the Undivided Interest and the Casualty Value, in each case determined as of such Basic Rent Payment Date, together with any other amounts of Supplemental Rent then due. To the extent the Lessee has assumed the Outstanding Notes pursuant to, and in accordance with, Section 3.9(b) of the Indenture as of such Basic Rent Payment Date, the amount determined pursuant to the immediately preceding sentence shall be reduced by the principal amount of the Notes so assumed, taking into account any amounts paid on such date in respect of principal installments then due. Upon compliance in full by the Lessee with the foregoing provisions of this Section 13(f), the Lessor shall (so long as no Default in respect of Section 15(i), (v), (ix) or (x) or Event of Default shall have occurred and be continuing) Transfer the Undivided Interest (subject, however, in the case in which the Outstanding Notes have been assumed in accordance with Section 3.9(b) of the Indenture, to the Lien of the Indenture) to the Lessee, or an Affiliate thereof, as designated by the Lessee in its notice to the Lessor, the Owner Participant and the Indenture Trustee given pursuant to this Section 13(f).

As used in this Section 13(f), the term “Significant Expenditure” shall mean expenditures in respect of Nonseverable Capital Improvements to Unit 1 (other than those required by Section 8(a) (i), (ii) or, to the extent of compliance with Governmental Actions not significantly more onerous than those in effect on the Closing Date, Section 8(a)(iii)) and which (i) for the period to and including the twentieth anniversary of the Closing Date, shall exceed $250,000,000, as such amount may be adjusted on each anniversary of the Closing Date by the percentage change in the Consumer Price Index issued from time to time by the U.S. Department of Labor, Bureau of Labor Statistics, for the region which includes the Plant Site and in respect of which the Owner Trustee or the Owner Participant shall not permit the cost thereof to be financed through the Lessor and (ii) for the period from the day next succeeding the last day of the period specified in clause (i) above to the end of the Lease Term, shall exceed $100,000,000, as such amount may be adjusted on each anniversary of the Closing Date by the percentage change in the Consumer Price Index issued from time to time by the

U.S. Department of Labor, Bureau of Labor Statistics, for the region which includes the Plant Site. The term “Project”, as used in this Section 13(f), shall mean either (x) an addition, betterment or improvement to Unit 1 which, in the opinion of an engineer selected by the Lessee and reasonably acceptable to the Owner Participant, would involve no more than a single major component and work integral thereto of Unit 1 or (y) a series of additions, betterments or improvements to Unit 1 which are required by Governmental Action taken within a period of 6 months and which relate to matters of public health, safety or the environment.
(g)Periodic Purchase Option. So long as no Default in respect of Section 15(i), (v), (ix) or (x) or Event of Default shall have occurred and be continuing, the Lessee shall have the option to terminate this Facility Lease on the Basic Rent Payment Date immediately succeeding each of the tenth, fifteenth or twentieth anniversaries of the Closing Date on at least 90 days prior written notice to the Lessor, the Owner Participant and the Indenture Trustee. On such Basic Rent Payment Date the Lessee shall pay to the Lessor an amount equal to the higher of the Fair Market Sales Value of the Undivided Interest and the Casualty Value, in each case determined as of such Basic Rent Payment Date, together with any other amounts of Supplemental Rent then due. To the extent the Lessee has assumed the Outstanding Notes pursuant to, and in accordance with, Section 3.9(b) of the Indenture as of such Basic Rent Payment Date, the amount determined pursuant to the immediately preceding sentence shall be reduced by the principal amount of the Notes so assumed, taking into account any amounts paid on such date in respect of principal installments then due. Upon compliance in full by the Lessee with the foregoing provisions of this Section 13(g), the Lessor shall (so long as no Default in respect of Section 15(i), (v), (ix) or (x) or Event of Default shall have occurred and be continuing) Transfer the Undivided Interest (subject, however, in the case in which the Outstanding Notes have been assumed in accordance with Section 3.9(b) of the Indenture, to the Lien of the Indenture) to the Lessee, or an Affiliate thereof, as designated by the Lessee in its notice to the Lessor, the Owner Participant and the Indenture Trustee given pursuant to this Section 13(g).

Section 14.Optional Termination.

(a)Termination Notice. Unless a Default or an Event of Default shall have occurred and be continuing or an Event of Loss or a Deemed Loss Event shall have occurred in respect of which the Lessor shall have demanded payment under Section 9(c) or 9(d), the Lessee shall have the option, exercisable by the giving of at least 360 days’ prior written notice (a “Termination Notice”) to the Lessor, the Owner Participant and the Indenture Trustee (provided that the Lessee shall have delivered to the Lessor an Officers’ Certificate to the effect that the Board of Directors of the Lessee-has adopted and there are in effect resolutions determining that Unit 1 as to the Lessee is economically obsolete for any reason and that the Lessee should seek to dispose of all of its interest (owned or leased) in Unit 1) to terminate this Facility Lease on any Basic Rent Payment Date on or after the tenth anniversary of the Closing Date (the “Termination Date”). If the Lessee shall give the Lessor a Termination Notice, the Lessee shall, as agent for the Lessor, use its best efforts to obtain cash bids for the purchase of the Undivided Interest. The Lessor shall also have the right to obtain such cash bids, either directly or through agents other than the Lessee. The Lessee shall certify to the Lessor within ten days after the Lessee’s receipt of each bid (and, in any event, prior to the Termination Date) the amount and terms thereof and the name and address of the party (which shall not be the Lessee or any Affiliate or agent thereof) which submitted such bid.

(b)Events on the Termination Date. On the Termination Date the Lessor shall (but only upon receipt of the sale price and all additional payments specified in the next sentence) Transfer the Undivided Interest for cash to the bidder (which shall not be the Lessee or an Affiliate or agent thereof) that shall have submitted the highest bid on or before the Termination Date. The total sale price realized at such sale shall be retained by the Lessor (subject, however, to the terms of the Indenture and the requirement that on the

Termination Date there shall have been paid to the Indenture Trustee an amount sufficient to pay in full the unpaid principal amount of all Notes Outstanding on the Obsolescence Redemption Date and all premium, if any, and interest accrued and unpaid on such Outstanding Notes as of the Termination Date and to accrue on the Outstanding Notes from such date to the Obsolescence Redemption Date) and, in addition, on the Termination Date the Lessee shall pay to the Lessor (i) the excess, if any, of the Special Casualty Value as of the Termination Date over the net sale price of the Undivided Interest and (ii) an amount equal to any premium payable on the Outstanding Notes as of the Obsolescence Redemption Date and any interest to accrue on the Outstanding Notes from and including the Termination Date to the Obsolescence Redemption Date, and shall pay to the Person or Persons entitled thereto all Supplemental Rent then due (other than Special Casualty Value). Upon compliance by the Lessee with the applicable provisions of this Section 14, the obligation of the Lessee to pay Basic Rent due hereunder for any period after the Termination Date shall cease and the Basic Lease Term shall end on the Termination Date; but the obligation of the Lessee to pay Supplemental Rent when and as due shall continue in full force and effect and shall not be impaired by reason of any such termination. If on or as of the Termination Date no such sale shall occur or the Lessee shall not have complied in full with this Section 14, this Facility Lease shall continue in full force and effect in accordance with its terms, subject to the continuing rights of the Lessee under this Section. The Lessor shall be under no duty to solicit bids, to inquire into the efforts of the Lessee to obtain bids or otherwise take any action in connection with any such sale other than to Transfer the Undivided Interest to the purchaser named in the highest bid certified by the Lessee to the Lessor or obtained by the Lessor, against receipt of the payments provided for herein.

(c)Early Termination Notice. In the event that the Lessee shall fail to exercise either a Renewal Option or the purchase option permitted by Section 13(c) within the time limits provided by Section 13(a) or Section 13(b), the Lessor shall have the option, on any Basic Rent Payment Date thereafter, on at least one year’s prior written notice (an “Early Termination Notice”) to the Lessee and the Indenture Trustee, to terminate this Facility Lease on the Basic Rent Payment Date specified in such notice (the “Early Termination Date”). Such Early Termination Notice may be revoked by the Lessor at any time on or prior to the 30th day preceding the Early Termination Date (the “Early Termination Commitment Date”), after which day the Lessor shall be irrevocably committed to terminate this Facility Lease on the Early Termination Date. On or prior to the Early Termination Commitment Date, the Lessor shall deposit with the Indenture Trustee cash in an amount (or a letter of credit for such amount of any bank whose long-term unsecured debt securities are rated not less than A2 by Moody’s or, so long as any Bonds rated by Standard & Poor’s are then Outstanding, whose unsecured debt securities are assigned a rating by Standard & Poor’s which is not less than the rating then assigned by Standard & Poor’s to any debt securities of the Lessee then outstanding) equal to the unpaid principal amount of all Notes Outstanding on such date and all premium, if any, and interest accrued and to accrue on and as of the Early Termination Date. On the Early Termination Date, the Lessee shall pay to the Lessor any Basic Rent due or accrued, as the case may be, to and including the Early Termination Date, and shall pay to the Person or Persons entitled thereto all Supplemental Rent (excluding from such Supplemental Rent any amount due and owing with respect to principal of, and premium, if any, on the Notes being prepaid on such date, other than any amount of principal which would have been paid on such date if such Notes were not being prepaid), whereupon the obligation of the Lessee to pay any Basic Rent for any period after the Early Termination Date shall cease and the Lease Term shall end, but the obligations of the Lessee to pay Supplemental Rent when and as due shall continue in full force and effect and shall not be impaired by reason of any such termination.

Section 15.Events of Default.

The term Event of Default, wherever used herein, shall mean any of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary, or come about or be effected by operation of law, or be pursuant to or in compliance with any Applicable Law or Governmental Action):
(i)the Lessee shall fail to make, or cause to be made, (A) any payment of Casualty Value, Special Casualty Value or Basic Rent within five Business Days after the same shall become due or (B) any payment of Supplemental Rent (other than Casualty Value or Special Casualty Value) including, without limitation, any payments due under the Tax Indemnification Agreement, within 20 days after the same shall become due or be demanded, as the case may be; or

(ii)(x) the Lessee shall fail (A) to perform or observe any covenant, condition or agreement to be performed or observed by it under Section 10(b)(3)(i) or 10(b)(3)(ii) of the Participation Agreement or Section 11 of this Facility Lease or (B) to make the payments required to be made by the penultimate paragraph of Section 10(b)(3)(ix) of the Participation Agreement or the penultimate paragraph of Section 5(b) hereof, in each case on the dates therein specified, or (y) the Event of Default referred to in the last paragraph of Section 5(b) hereof;

(iii)the Lessee shall fail to perform or observe any covenant, condition or agreement (other than those referred to in clauses (i), (ii), (vii), (ix) and (x) of this Section 15) to be performed or observed by it under this Facility Lease or any other Transaction Document (other than under the Tax Indemnification Agreement or under Section 13(b) or 19(c) of the Participation Agreement as it relates to the Owner Participant or any Affiliates thereof), and such failure shall continue for a period of 30 days after there shall have been given to the Lessee by the Lessor or the Owner Participant a notice specifying such failure and requiring it to be remedied; provided, however, that the continuation of such failure for a period of 30 days or more after such notice has been so given (but in no event for a period which is greater than one year after such notice has been given) shall not constitute an Event of Default if (a) such failure can be remedied but cannot be remedied within such 30 days, (b) the Lessee is diligently pursuing a remedy of such failure and (c) such failure does not impair in any material respect the Lessor’s interest in Unit 1 or the mortgage and security interest created by the Indenture; or

(iv)any representation or warranty made by the Lessee in this Facility Lease, any other Transaction Document (other than the Tax Indemnification Agreement or Section 19(b) of the Participation Agreement) or any agreement, document or certificate delivered by the Lessee in connection herewith or therewith shall prove to have been incorrect in any material respect when such representation or warranty was made or given if such representation or warranty continues to be material and remains materially incorrect at the time in question; provided, however, that such failure of such representation or warranty to be correct shall not constitute an Event of Default if (a) the facts or circumstances making such representation or warranty incorrect can be remedied or changed so that such representation or warranty will thenceforth be correct in all material respects, (b) the Lessee is diligently pursuing such a remedy or change, (c) such remedy or change is, in fact, accomplished within a period of one year from the time that the Lessee has been notified of such misrepresentation or breach of warranty and (d) such facts or circumstances do not impair in any material respect the Lessor’s interest in Unit 1 or the mortgage and security interest created by the Indenture; or

(v)the Lessee shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect, or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking of possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall take any corporate action to authorize any of the foregoing; or an involuntary case or other proceeding shall be commenced against the Lessee seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed or unstayed for a period of 60 consecutive days; or

(vi)final judgment for the payment of money in excess of $10,000,000 shall be rendered against the Lessee and the Lessee shall not have discharged the same or provided for its discharge in accordance with its terms or bonded the same or procured a stay of execution thereof within 60 days from the entry thereof; or

(vii)the Lessee (A) shall fail, at any time, to provide or maintain a Letter of Credit which complies with all of the terms and conditions of Section 10(b)(3)(ix) of the Participation Agreement, whether or not the Lessee has used best efforts to obtain and maintain such Letter of Credit or (B) shall fail to provide a renewal or replacement Letter of Credit so complying (1) by the 15th day prior to the stated termination date of an Existing Letter of Credit, (2) if the Issuing Bank of an Existing Letter of Credit shall have delivered notice, in accordance with the terms thereof, that such Existing Letter of Credit will be terminated prior to its stated termination date and if such Issuing Bank was required to give at least 30 days’ notice of such early termination, by the 15th day prior to the date of such early termination or (3) if the Issuing Bank of an Existing Letter of Credit shall have delivered notice, in accordance with the terms thereof, that such Existing Letter of Credit will be terminated prior to its stated termination date and if such Issuing Bank was not required to give at least 30 days’ notice of such early termination, by the later of (x) the time of the effectiveness of such notice and (y) the 15th day prior to the date of such early termination; or

(viii)the exercise of remedies upon the occurrence and continuance of an event of default under any other lease under which the Lessee is the lessee of equipment or facilities (other than fuel) which equipment or facilities (A) were owned or leased by the Lessee on the Closing Date and (B) were purchased by the lessor at an original purchase price not less than $100,000,000 (considering the property subject to each such lease individually and not together with the property subject to any other such lease); or

(ix)any suspension, revocation or termination of insurance required to be maintained pursuant to Section 10(a)(i) hereof, and such suspension, revocation or termination shall continue for more than five Business Days from the effective date of such suspension, revocation or termination unless such insurance is reinstated or replaced; or

(x)any suspension, revocation or termination of insurance required to be maintained pursuant to Section 10(a)(ii) or 10(a)(iii) hereof; provided, however, that such suspension, revocation or termination shall not constitute an Event of Default if the applicable insurer has failed to comply with applicable notice termination provisions of the pertinent policy; and provided, further, that the foregoing proviso shall cease to apply upon the earlier of (x) five Business Days following receipt by the Lessee of actual notice of such suspension, revocation or termination or (y) the applicable termination date of such policy assuming that the insurer had complied with its notice obligations under the pertinent policy; or

(xi)so long as any Initial Series Notes shall remain Outstanding, any of the events specified in Section 19(d) of the Participation Agreement.

Anything herein to the contrary notwithstanding, so long as any Initial Series Notes shall remain Outstanding (x) the provisos contained in clauses (iii) and (iv) above shall have no force or effect and (y) a failure by the Lessee to perform or observe the covenants and agreements contained in Section 7 hereof shall constitute an immediate Event of Default, without notice or lapse of time.
Section 16.Remedies.

(a)Remedies. Upon the occurrence of any Event of Default and so long as the same shall be continuing, the Lessor may, to the extent permitted by Applicable Law, exercise one or more of the following remedies, except as hereinbelow expressly otherwise set forth, as the Lessor in its sole discretion shall elect:

(i)the Lessor may declare this Facility Lease to be in default by written notice to such effect given to the Lessee, or may, by notice to the Lessee, rescind or terminate this Facility Lease;

(ii)the Lessor may (A) demand that the Lessee, and thereupon the Lessee shall, return possession of the Undivided Interest promptly to the Lessor in the manner and condition required by, and otherwise in accordance with the provisions of, this Facility Lease as if the Undivided Interest were being returned at the end of the Lease Term and the Lessor shall not be obligated to reimburse the Lessee for any costs and expenses incurred by the Lessee in connection therewith and (B) take all actions required to enable it to, and, thereafter, enter upon the Plant Site and take immediate possession of (to the exclusion of the Lessee) the Undivided Interest, by summary proceedings or otherwise, all without liability to the Lessee for or by reason of such entry or taking of possession, whether for the restoration of damage to property caused by such taking or otherwise;

(iii)subject to the rights of first refusal, if any, of any owner of an undivided interest in the Plant other than the Lessee under Section 6.02 of the Ownership Agreement and Section 6.01 of the Operating Agreement, the Lessor may sell the Undivided Interest or any part thereof, together with any interest of the Lessor under the Assignment and Assumption Agreement and the Ground Lease at public or private sale, as the Lessor may determine, free and clear of any rights of the Lessee in the Undivided Interest and without any duty to account to the Lessee with respect to such action or inaction or any proceeds with respect thereto (except to the extent required by clause (v) or (vi) below if the Lessor shall elect to exercise its rights thereunder), in which event the Lessee’s obligation to pay Basic Rent hereunder for periods commencing after the date of such sale shall be terminated or proportionately reduced, as the case may be (except to the extent that Basic Rent is to be included in computations under clause (v) or (vi) below if the Lessor shall elect to exercise its rights thereunder);

(iv)the Lessor may hold, keep idle or lease to others all or any part of the Undivided Interest, as the Lessor in its sole discretion may determine, free and clear of any rights of the Lessee and without any duty to account to the Lessee with respect to such action or inaction or for any proceeds with respect to such action or inaction, except that the Lessee’s obligation to pay Basic Rent for periods commencing after the Lessee shall have been deprived of use of the Undivided Interest pursuant to this clause (iv) shall be reduced by an amount equal to the net proceeds, if any, received by the Lessor from leasing the Undivided Interest to any Person other than the Lessee for the same periods or any portion thereof;

(v)the Lessor may, whether or not the Lessor shall have exercised or shall thereafter at any time exercise its rights under clause (i), (ii), (iii) or (iv) above, demand, by written notice to the Lessee specifying a payment date which shall be a Basic Rent Payment Date not earlier than 10 days after the date of such notice, that the Lessee pay to the Lessor, and the Lessee shall pay to the Lessor, on the Basic Rent Payment Date specified in such notice, as liquidated damages for loss of a bargain and not as a penalty (in lieu of the Basic Rent accrued after the Basic Rent Payment Date specified in such notice), any unpaid Rent (other than Basic Rent already included in the applicable Casualty Value payment as contemplated by Section 3(a) hereof) accrued through the Basic Rent Payment Date specified in such notice plus whichever of the following amounts the Lessor, in its sole discretion, shall specify in such notice (together with interest on such amount at the interest rates specified in Section 3(b)(iii) from the Basic Rent Payment Date specified in such notice to the date of actual payment):

(A)an amount equal to the excess, if any, of (1) Casualty Value, computed as of the Basic Rent Payment Date specified in such notice over (2) the Fair Market Rental Value of the Undivided Interest (determined on the basis of the then actual condition of Unit 1) until the end of the remaining useful life of Unit 1, after discounting such Fair Market Rental Value semi-annually to present value as of the Basic Rent Payment Date specified in such notice at an annual rate of interest equal to 2% per annum in excess of the Prime Rate then in effect;

(B)an amount equal to the excess, if any, of (1) such Casualty Value over (2) the Fair Market Sales Value of the Undivided Interest (determined on the basis of the then actual condition of Unit 1) as of the Basic Rent Payment Date specified in such notice;

(C)an amount equal to the excess, if any, of (1) the present value as of the Basic Rent Payment Date specified in such notice of all installments of Basic Rent until the end of the Basic Lease Term or the Renewal Term, as the case may be, discounted semi-annually at an annual rate of interest equal to 2% per annum in excess of the Prime Rate then in effect, over (2) the present value as of such Basic Rent Payment Date of the Fair Market Rental Value of the Undivided Interest (determined on the basis of the then actual condition of Unit 1) until the end of the Basic Lease Term or the Renewal Term, as the case may be, discounted, semi-annually at an annual rate of interest equal to 2% per annum in excess of the Prime Rate then in effect; or

(D)an amount equal to the highest of (1) such Casualty Value, (2) such discounted Fair Market Rental Value and (3) such Fair Market Sales Value and, in this event, upon full payment by the Lessee of all sums due hereunder, the Lessor shall, at its option, either Transfer the Undivided Interest to the Lessee, or promptly sell the Undivided Interest and pay over to the Lessee the net proceeds thereof up to the amount set forth in (1), (2) or (3) above actually paid by the Lessee to the Lessor;

(vi)if the Lessor shall have sold all the Undivided Interest pursuant to clause (iii) above, the Lessor, in lieu of exercising its rights under clause (v) above with respect to the Undivided Interest may, if it shall so elect, demand that the Lessee pay to the Lessor, and the Lessee shall pay to the Lessor on the date of such sale, as liquidated damages for loss of a bargain and not as a penalty (in lieu of Basic Rent due for periods commencing after the next Basic Rent Payment Date following the date of such sale), any unpaid Rent (other than Basic Rent already included in the applicable Casualty Value payment as contemplated by Section 3(a) hereof) accrued through such Basic Rent Payment Date, plus the amount of any deficiency between the Sale Proceeds and Casualty Value, computed as of such Basic Rent Payment Date, together with interest at the interest rates specified in Section 3(b)(iii) on the amount of such Rent and such deficiency from the date of such sale until the date of actual payment; or

(vii)without affecting any rights the Lessor may have in respect of any other provisions of the Transaction Documents, the Lessor may exercise any other right or remedy that may be available to it under any Applicable Law or proceed by appropriate court action to enforce the terms hereof or to recover damages for the breach hereof.

(b)No Release. No rescission or termination of this Facility Lease, in whole or in part, or repossession of the Undivided Interest or exercise of any remedy under subsection (a) of this Section 16 shall, except as specifically provided therein, relieve the Lessee of any of its liabilities and obligations hereunder. In addition, the Lessee shall be liable, except as otherwise provided above, for any and all unpaid Rent due hereunder before, after or during the exercise of any of the foregoing remedies, including all reasonable legal fees and other costs and expenses incurred by the Lessor or the Owner Participant by reason of the occurrence of any Event of Default or the exercise of the Lessor’s remedies with respect thereto. At any sale of the Undivided Interest, or any part thereof pursuant to this Section 16, the Owner Participant, the Lessor or the Indenture Trustee may bid for and purchase such property.

(c)Remedies Cumulative. Except as expressly set forth therein, no remedy under paragraph (a) of this Section 16 is intended to be exclusive, but each shall be cumulative and in addition to any other remedy provided under such paragraph (a) or otherwise available to the Lessor at law or in equity. No express or implied waiver by the Lessor of any Default or Event of Default hereunder shall in any way be, or be construed to be, a waiver of any future or subsequent Default or Event of Default. The failure or delay of the Lessor in exercising any right granted it hereunder upon any occurrence of any of the contingencies set forth herein shall not constitute a waiver of any such right upon the continuation or recurrence of any such contingencies or similar contingencies and any single or partial exercise of any particular right by the Lessor shall not exhaust the same or constitute a waiver of any other right provided herein. To the extent permitted by Applicable Law, the Lessee hereby waives any rights now or hereafter conferred by statute or otherwise which may require the Lessor to sell, lease or otherwise use the Undivided Interest or Unit 1 in mitigation of the Lessor’s damages as set forth in paragraph (a) of this Section 16 or which may otherwise limit or modify any of the Lessor’s rights and remedies provided in this Section 16.

(d)Exercise of Other Rights or Remedies. In addition to all other rights and remedies provided in this Section 16, the Lessor may exercise any other right or remedy that may be available to it under Applicable Law or proceed by appropriate court action to enforce the terms hereof or to recover damages for the breach hereof.

Section 17.Notices.

All communications and notices provided for in this Facility Lease shall be in writing and shall be given in person or by means of telex, telecopy, or other wire transmission, or mailed by registered or certified mail, addressed as provided in the Participation Agreement. All such communications and notices given in such manner shall be effective (x) if sent by telex, telecopy or other wire transmission, on the date of transmission thereof, or (y) if sent by mail, three Business Days after being mailed.

Section 18.Successors and Assigns.

This Facility Lease, including all agreements, covenants, indemnities, representations and warranties, shall be binding upon and inure to the benefit of the Lessor and its successors and permitted assigns, and the Lessee and its successors and, to the extent permitted hereby, assigns.
Section 19.Right to Perform for Lessee.

If the Lessee shall fail to make any payment of Rent to be made by it, or shall fail to perform or comply with any of its other agreements contained herein, or shall fail to make any payment to be made by it under the Plant Agreements, or shall fail to perform or comply with any of its other agreements contained in the Plant Agreements, either the Lessor or the Owner Participant may, but shall not be obligated to, to the extent not prohibited by Applicable Law, (i) tender such payment, or (ii) in the case of the Plant Agreements, to the extent not expressly prohibited thereby, effect such performance or compliance, and the amount of such payment and the amount of all costs and expenses (including, without limitation, attorneys’ and other professionals’ fees and expenses) of the Lessor or the Owner Participant, as the case may be, incurred in connection with such payment or the performance of or compliance with the Plant Agreements, as the case may be, together with interest thereon at the Overdue Interest Rate, shall be deemed Supplemental Rent, payable by the Lessee upon demand. The foregoing provisions of this Section 19 shall not, however, be read into the Indenture in derogation of the limitation upon the rights of the Lessor and/or the Owner Participant to cure Defaults or Events of Default as provided in Section 6.8 of the Indenture.
Section 20.Additional Covenants.

The Lessee agrees to comply with and to pay as Supplemental Rent, all amounts payable by it under the provisions of Section 13 of the Participation Agreement and under the provisions of the Tax Indemnification Agreement, which provisions are incorporated herein by this reference as fully as if set forth in full at this place. The Lessee agrees to comply with its covenants and agreements set forth in Sections 10(b), 14 and 16 of the Participation Agreement and Articles II, III, IV and V of the Assignment and Assumption Agreement which covenants and agreements are incorporated herein by this reference as fully as if set forth in full at this place.
Section 21.Ground Lease.

The Lessee hereby assumes and will duly and punctually observe and perform, at its expense, all covenants, terms and conditions imposed upon Lessor, as tenant under the Ground Lease (including without limitation the payment of all rents and other sums), to the end that the Lessor, as tenant under the Ground Lease, shall have no responsibility for compliance with the provisions of the Ground Lease and shall be indemnified against all liability, loss, cost and expenses resulting from nonperformance thereunder and the acts of the Lessee, as ground lessor.
Section 22.Amendments and Miscellaneous.

(a)Amendments in Writing. The terms of this Facility Lease may not be waived, altered, modified, amended, supplemented or terminated in any manner whatsoever except by written instrument signed by the Lessor and the Lessee. It is expressly understood by the parties hereto that any waiver, alteration, modification, amendment, supplement or termination of this Facility Lease that requires the consent of the Indenture Trustee or the Holders of all or any portion of the Notes (in each case as provided in Section 10.2 of the Indenture) shall not be effective unless and until such consent shall have been obtained as provided in said Section 10.2.

(b)Survival. (1) All indemnities, representations and warranties contained in this Facility Lease and the other Transaction Documents and the Financing Documents and in any agreement, document or certificate delivered pursuant hereto or thereto or in connection herewith or therewith shall survive, and continue in effect following, the execution and delivery of this Facility Lease and the expiration or other termination of this Facility Lease.

(1)The obligations of the Lessee to pay Supplemental Rent and the obligations of the Lessee under Sections 5, 16, 19, 20 and this subsection 22(b)(2) shall survive the expiration or termination of this Facility Lease. The extension of any applicable statute of limitations by the Lessor, the Indenture Trustee, the Lessee, the Owner Participant, any Loan Participant or any Indemnitee shall not affect such survival. The obligations of the Lessee under Section 20 are expressly made for the benefit of, and shall be enforceable by, any Indemnitee, separately or together, without declaring this Facility Lease to be in default and notwithstanding any assignment by the Lessor of this Facility Lease or any of its rights thereunder or any disposition of all or any part of any interest in the Undivided Interest, Unit 1 or any other property referred to in this Facility Lease, any other Transaction Document or Financing Document. All payments required to be made pursuant to Section 20 shall be made directly to, or as otherwise requested by, the Indemnitee entitled thereto upon written demand by such Indemnitee.

(2)It is the intention of the Lessor and the Lessee that, notwithstanding any Special Transfer or the Lessee’s becoming successor Owner Trustee as contemplated by Section 7(b)(4) of the Participation Agreement (subject, however, to the provisions of Section 9.01(f) of the Trust Agreement) and in view of the rights and interests of the Loan Participants, until the conditions set forth in Section 3.9(b) of the Indenture shall have been satisfied, this Facility Lease and the Lessee’s obligations hereunder shall not be extinguished but shall remain in full force and effect and shall be enforceable by the Indenture Trustee and the Loan Participants, in accordance with its terms and the terms of the Indenture; provided, however, that, after the Lessee shall be deemed to have assumed, and shall be obligated to pay, the Notes as provided in Section 7(b)(4)(H) of the Participation Agreement, the obligation of the Lessee to make any payment of Rent under this Facility Lease shall be satisfied to the extent of the corresponding payment by the Lessee of principal of or premium, if any, or interest on the Notes then Outstanding.

(c)Severability of Provisions. Any provision of this Facility Lease which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by Applicable Law, the Lessee hereby waives any provision of law which renders any provision hereof prohibited or unenforceable in any respect.

(d)True Lease. This Facility Lease is intended as, and shall constitute, an agreement of lease, and a true lease for Federal income tax purposes, and nothing herein shall be construed as conveying to the Lessee any right, title or interest in or to the Undivided Interest except as lessee only.

(e)Original Lease. The single executed original of this Facility Lease marked “THIS COUNTERPART IS THE ORIGINAL COUNTERPART” and containing the receipt of the Indenture Trustee thereon shall be the “Original” of this Facility Lease. To the extent that this Facility Lease constitutes chattel paper, as such term is defined in the Uniform Commercial Code as in effect in any applicable jurisdiction, no security interest in this Facility Lease may be created through the transfer or possession of any counterpart other than the “Original”.

(f)Governing Law. This Facility Lease shall be governed by and construed in accordance with the laws of the State of New York except to the extent that the laws of other jurisdictions are mandatorily applicable.

(g)Headings. The division of this Facility Lease into sections, the provision of a table of contents and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Facility Lease.

(h)Concerning the Owner Trustee. MTC and Stephen M. Carta are entering into this Facility Lease solely as Owner Trustee under the Trust Agreement and not in their individual capacities. Anything herein to the contrary notwithstanding, all and each of the representations, warranties, undertakings and agreements herein made on the part of the Owner Trustee are made and intended not as personal representations, warranties, undertakings and agreements by or for the purpose or with the intention of binding MTC and Stephen M. Carta personally but are made and intended for the purpose of binding only the Trust Estate, and this Facility Lease is executed and delivered by the Owner Trustee solely in the exercise of the powers expressly conferred upon it as trustee under the Trust Agreement; and no personal liability or responsibility is assumed hereunder by or shall at any time be enforceable against MTC and Stephen M. Carta or any successor in trust or the Owner Participant on account of any representation, warranty, undertaking or agreement hereunder of the Owner Trustee, either expressed or implied, all such personal liability, if any, being expressly waived by the Lessee, except that the Lessee or any Person claiming by, through or under it, making a claim hereunder, may look to the Trust Estate for satisfaction of the same and the Owner Trustee or its successor in trust, as applicable, shall be personally liable for its own gross negligence or willful misconduct. If a successor owner trustee is appointed in accordance with the terms of the Trust Agreement, such successor owner trustee shall, without any further act, succeed to all the rights, duties, immunities and obligations of the Owner Trustee hereunder and the predecessor owner trustee shall be released from all further duties and obligations hereunder.

(i)Lien of the Indenture. The Lessee hereby agrees that any transfer of all or any part of the property which is subject to the lien of the Indenture, to the extent such lien cannot be released, shall be transferred subject to such lien.

(j)Counterpart Execution. This Facility Lease may be executed in any number of counterparts and by each of the parties hereto or thereto on separate counterparts, all such counterparts together constituting but one and the same instrument. Although this Facility Lease is dated as of the date first above written for convenience, the actual date of execution hereof by the parties hereto is the Closing Date and this Facility Lease shall be executed on, and shall not be binding on any party hereto until, the Closing Date.

In Witness Whereof, each of the parties hereto has caused this Facility Lease to be duly executed by an officer thereunto duly authorized.

ATTEST:	MERIDIAN TRUST COMPANY, not in its individual capacity but solely as Corporate Owner Trustee

/s/ Joseph Barry	By:/s/ Stephen M. Carta Name:Stephen M. Carta Title:Vice President

/s/ Stephen M. Carta Stephen M. Carta, not in his individual capacity but solely as Individual Owner Trustee

ATTEST: /s/ Mary Ball Ellett	SYSTEM ENERGY RESOURCES INC. By:/s/ G. E. Harder Name:G. E. Harder Title:Vice President and Treasurer

No. 1

STATE OF NEW YORK
COUNTY OF NEW YORK
Personally appeared before me, the undersigned authority in and for the said County and State, on this 24th day of December, 1988, within my jurisdiction, the within named Stephen M. Carta, who acknowledged that he is Vice President of Meridian Trust Company, a Pennsylvania trust company, Corporate Owner Trustee under that certain Trust Agreement No. 1, dated as of December 1, 1988 among Public Service Resources Corporation, as Owner Participant, Meridian Trust Company, as Corporate Owner Trustee, and Stephen M. Carta, as Individual Owner Trustee, and that for and on behalf of the said trust company, and as its act and deed in said capacity as Corporate Owner Trustee and its having been duly authorized so to do, he executed the above and foregoing instrument after first having been duly authorized by said trust company so to do.

/s/ Jo Ann Nagell
Notary Public

My Commission Expires:
/s/ Jo Ann Nagell
Jo Ann Nagell
NOTARY PUBLIC, State of New York
No. 31-4836362
Certificate Filed in New York County
Commission Expires November 30, 1989
(SEAL)

No. 1

STATE OF NEW YORK
COUNTY OF NEW YORK
Personally appeared before me, the undersigned authority in and for the said County and State, on this 24th day of December, 1988, within my jurisdiction, the within named Stephen M. Carta, who acknowledged that he is the Individual Owner Trustee under that certain Trust Agreement No. 1 dated as of December 1, 1988 among Public Service Resources Corporation, as Owner Participant, Meridian Trust Company, as Corporate Owner Trustee, and Stephen M. Carta, as Individual Owner Trustee, and that in his capacity as Individual Owner Trustee he executed the above and foregoing instrument, after first having been duly authorized by said corporation so to do.

/s/ Jo Ann Nagell
Notary Public

My Commission Expires:
/s/ Jo Ann Nagell
Jo Ann Nagell
NOTARY PUBLIC, State of New York
No. 31-4836362
Certificate Filed in New York County
Commission Expires November 30, 1989
(SEAL)

STATE OF NEW YORK
COUNTY OF NEW YORK
Personally appeared before me, the undersigned authority in and for the said County and State, on this 24th day of December, 1988, within my jurisdiction, the within named G.E. Harder, who acknowledged that he is a Vice President and the Treasurer of System Energy Resources, Inc., an Arkansas corporation, and that for and on behalf of the said corporation, and as its act and deed he executed the above and foregoing instrument, after first having been duly authorized by said corporation so to do.

/s/ Jo Ann Nagell
Notary Public

My Commission Expires:
/s/ Jo Ann Nagell
Jo Ann Nagell
NOTARY PUBLIC, State of New York
No. 31-4836362
Certificate Filed in New York County
Commission Expires November 30, 1989
(SEAL)

APPENDIX A
DEFINITIONS

The terms defined herein relate to the Participation Agreement (as defined below) and certain Transaction Documents executed, or to be executed, in connection with the Participation Agreement. Such terms include the plural as well as the singular. Any agreement defined or referred to below shall include each amendment, modification and supplement thereto and waiver thereof as may become effective from time to time, except where otherwise indicated. Any term defined below by reference to any agreement shall have such meaning whether or not such document is in effect. The terms “hereof”, “herein”, “hereunder” and comparable terms refer to the entire agreement with respect to which such terms are used and not to any particular article, section or other subdivision thereof.
If, and to the extent that, the Participation Agreement shall be amended from time to time pursuant to the terms thereof, this Appendix and the Appendix to each Transaction Document which incorporates this Appendix shall be, or be deemed to have been, amended concurrently with the execution and delivery of each such amendment of the Participation Agreement in order to conform the definitions herein and therein to the new or amended definitions set forth in or required by each such amendment to the Participation Agreement.
Actual Method Decommissioning Cost shall mean the Decommissioning Cost as determined in accordance with the actual method of Decommissioning ultimately approved by the NRC or such other Governmental Authority or Governmental Authorities as shall have jurisdiction or, until such a method has been so approved, in accordance with the Estimated Cost of Decommissioning.
Additional Bonds shall mean Bonds in addition to the initial series of Bonds.
Additional Equity Investment shall have the meaning specified in Section 8(f) of the Facility Lease.
Additional Insureds shall mean the Corporate Owner Trustee and the Owner Participant.
Additional Notes shall have the meaning set forth in the fourth recital to the Indenture, which Additional Notes shall be issued, if at all, pursuant to Section 3.5 of the Indenture.
Affiliate shall mean, with respect to any Person, any other Person directly or indirectly controlling or controlled by, or under direct or indirect common control with such Person. For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities or by contract or otherwise.
After-Tax Basis shall mean, with respect to any payment received or accrued or deemed to have been received or accrued by any Person, the amount of such payment supplemented by a further payment to that Person so that the sum of the two payments shall, after deduction of all taxes and other charges (without regard to Section 13(b)(2) of the Participation Agreement, but taking into account any credits or deductions arising therefrom and the timing thereof) computed at the highest marginal statutory tax rate resulting from the receipt (actual or constructive) or accrual of such two payments imposed under any Applicable Law or by any Governmental Authority, be equal to such payment received or accrued or deemed to have been received or accrued.

After-Tax Earnings, with respect to any Decommissioning Trust Fund shall mean the projected earnings, as estimated in accordance with the provisions of Section 10(b)(3)(viii) of the Participation Agreement, from the investment of amounts contributed to any such fund, net of any tax or taxes thereon. The interest rate to be used in computing such earnings shall be the Assumed Decommissioning Interest Rate.
Applicable Law shall mean all applicable laws, statutes, treaties, rules, codes, ordinances, regulations, permits, certificates, orders, interpretations, licenses and permits of any Governmental Authority and judgments, decrees, injunctions, writs, orders or like action of any court, arbitrator or other judicial or quasi-judicial tribunal of competent jurisdiction (including those pertaining to health, safety, the environment or otherwise).
Appraisal Procedure shall mean a procedure whereby two independent appraisers, one chosen by the Lessee and one by the Lessor, shall mutually agree upon the value, period, amount or determination then the subject of an appraisal. If either the Lessor or the Lessee, as the case may be, shall determine that a value, period, amount or determination to be determined under the Facility Lease or any other Transaction Document cannot timely be established by mutual agreement, it or they, as the case may be, shall appoint its or their appraiser and deliver a written notice thereof to the other party or parties, as the case may be. Such other party or parties shall appoint its or their appraiser within 30 days after receipt from the other party or parties of the foregoing written notice. If within 60 days after appointment of the two appraisers, as described above, the two appraisers are unable to agree upon the value, period, amount or determination in question, a third independent appraiser shall be chosen within ten days thereafter by the mutual consent of such first two appraisers or, if such first two appraisers fail to agree upon the appointment of a third appraiser within such period, such appointment shall be made by the American Arbitration Association, or any organization successor thereto, from a panel of arbitrators having familiarity with nuclear electric generating plants and a familiarity with equipment used or operated in connection therewith. The decision of the third appraiser so appointed and chosen shall be given within 60 days after the selection of such third appraiser. If three appraisers shall be so appointed and the determination of one appraiser is disparate from the middle determination by more than twice the amount by which the third determination is disparate from the middle determination, then the determination of such appraiser shall be excluded, the remaining two determinations shall be averaged and such average shall be binding and conclusive on the Lessor and the Lessee; otherwise the average of all three determinations shall be binding and conclusive on the Lessor and the Lessee. The fees and expenses of appraisers incurred in connection with any Appraisal Procedure relating to any transaction contemplated by any provision of any Transaction Document shall be divided equally between the Lessor, on the one part, and the Lessee, on the other part (except pursuant to Section 13 or 16 of the Facility Lease, which shall be paid solely by the Lessee).
Appraiser shall mean Ebasco Business Consulting Company.
Approved Amounts shall have the meaning set forth in Section 10(b)(3)(viii)(C)II(1) of the Participation Agreement.
Approved Transferee shall mean the Person identified as such on the concluding page of this Appendix A.
Assigned Payments shall have the meaning specified in Section 2.1(2) of the Indenture.
Assignment and Assumption Agreement shall mean the Assignment, Assumption and Further Agreement No. [See Additional Information], dated as of December 1, 1988, among the Owner Trustee, the Lessee and SMEPA.

Assumed Decommissioning Interest Rate shall mean, as of the determination thereof, an interest rate determined by the Lessee subject to the approval of the Owner Participant as being an appropriate market rate of interest over the period in question, and in the case of a disagreement between the Lessee and the Owner Participant, such rate shall be determined by an independent financial advisor mutually acceptable to the Lessee and the Owner Participant. In the event that the Lessee and the Owner Participant cannot agree on such financial advisor, the rate shall be determined by the Appraisal Procedure.
Assumed Inflation Rate shall mean, as of the determination thereof, an inflation rate, determined by the Lessee subject to the approval of the Owner Participant, as being the average rate of inflation over the period in question, and, in case of a disagreement between the Lessee and the Owner Participant, such rate shall be determined by an independent financial advisor mutually acceptable to the Lessee and the Owner Participant. In the event that the Lessee and the Owner Participant cannot agree on such financial advisor, the rate shall be determined by the Appraisal Procedure.
Assumption Agreement shall mean the Assumption Agreement substantially in the form of Exhibit B to the Indenture.
Assumption Event shall mean and include (A) a Deemed Loss Event or an Event of Loss in respect of which demand for payment has been made under Section 9(c) or 9(d) of the Facility Lease or in response to which a Special Transfer has been effected and (B) each of the events giving rise to the exercise of the purchase options referred to in Sections 13(f) and 13(g) of the Facility Lease and Section 10(b)(3)(ix) of the Participation Agreement in respect of which the Lessee shall have given notice of its election to exercise any such option.
Assumptions shall mean the Pricing Assumptions and the Tax Assumptions.
Atomic Energy Act shall mean the Atomic Energy Act of 1954, as amended, and regulations from time to time issued, published or promulgated pursuant thereto.
Authorized Officer shall mean, with respect to the Corporate Indenture Trustee, any officer of the Corporate Indenture Trustee assigned to the Corporate Trust Office of the Corporate Indenture Trustee, including any vice president, assistant vice president, trust officer or any other officer performing functions similar to those performed by the persons who, at the time, shall be such officers, and any other officer of the Corporate Indenture Trustee to whom such matter is referred because of his knowledge and familiarity with the subject, and who shall be duly authorized by appropriate corporate action to authenticate a Note or to execute any Transaction Document and shall mean, with respect to the Corporate Owner Trustee, any officer of the Corporate Owner Trustee who shall be duly authorized by appropriate corporate action to execute any Transaction Document.
Bankruptcy Code shall mean the Bankruptcy Reform Act of 1978, as amended, and any law with respect to bankruptcy, insolvency, liquidation, moratorium, reorganization, or similar laws affecting creditors’ rights generally.
Basic Lease Term shall mean the initial term of the Facility Lease, which shall begin on the Closing Date and end on July 15, 2015, unless earlier terminated as provided in the Facility Lease.
Basic Rent shall have the meaning set forth in Section 3(a) of the Facility Lease.
Basic Rent Payment Dates shall mean and include January 15 and July 15 of each year thereafter commencing July 15, 1989, and ending July 15, 2015, and, if one or more Renewal Terms shall be permitted under the Facility Lease and the Lessee shall elect one or more Renewal Terms, each January 15 and July

15 of each year during such Renewal Terms and the day next succeeding the last day of each such Renewal Term.
Bill of Sale shall mean the Deed, Bill of Sale, Instrument of Transfer and Severance Agreement No. [See Additional Information], dated the Closing Date, between the Lessee and the Owner Trustee.
Bill of Sale and Assignment shall mean the Bill of Sale and Assignment substantially in the form of Schedule 3 to the Participation Agreement.
Bonds shall mean all bonds, notes and other evidences of indebtedness from time to time issued and outstanding under the Collateral Trust Indenture.
BTC shall mean Bankers Trust Company in its individual capacity, and its successors and assigns.
Business Day shall mean any day other than a Saturday or Sunday or other day on which banks in New Orleans, Louisiana, New York, New York or, so long as any Notes are Outstanding, the city in which the Indenture Trustee’s Office is located, are authorized or obligated to be closed.
Capital Improvement shall mean (a) the addition, betterment or enlargement of any property constituting part of Unit 1 or the replacement of any such property with other property, irrespective of whether (i) such replacement property constitutes an enlargement or betterment of the property which it replaces, (ii) the cost of such addition, betterment, enlargement or replacement is or may be capitalized, or not charged to maintenance or repairs, in accordance with the Uniform System of Accounts or (iii) such addition, betterment or enlargement is or is not included or reflected in the plans and specifications for Unit 1, as built, and (b) any alteration, modification, addition or improvement to Unit 1; provided, however, that, where the context so requires, reference to a Capital Improvement shall mean the Lessor’s Undivided Interest Percentage in such Capital Improvement.
Casualty Value, as of any date during the Basic Lease Term, shall mean the percentage of Facility Cost set forth opposite such date (or the Basic Rent Payment Date next succeeding such date) in Schedule 2 to the Facility Lease. Casualty Value as of any Basic Rent Payment Date during any Renewal Term shall mean the amount determined by amortizing ratably the Fair Market Sales Value of the Undivided Interest as of the commencement of such Renewal Term in semi-annual steps to the amount estimated as of such commencement date to be the Fair Market Sales Value of the Undivided Interest as of the last day of such Renewal Term, together with amounts of Basic Rent then due.
Chief Financial Officer shall mean the Person who is the chief financial officer of the Lessee.
Claims shall mean liabilities, obligations, losses, damages, penalties, claims (including, without limitation, claims involving liability in tort, strict or otherwise), actions, suits, judgments, costs, interest, expenses and disbursements, whether or not any of the foregoing shall be founded or unfounded (including, without limitation, legal fees and expenses and costs of investigation) of any kind and nature whatsoever without any limitation as to amount.
Closing shall mean the proceedings and transactions which occur on the Closing Date, as contemplated by the Participation Agreement.
Closing Date shall mean the date specified as such in the Notice of Closing.
Code shall mean the Internal Revenue Code of 1986, as amended, or any comparable successor law.

Collateral Trust Indenture shall mean a Collateral Trust Indenture, in form and substance satisfactory to Owner Participant, among the Lessee, Funding Corporation and the Collateral Trust Trustee.
Collateral Trust Indenture Supplement shall mean a supplement to the Collateral Trust Indenture.
Collateral Trust Trustee shall mean the bank or trust company acting as trustee under the Collateral Trust Indenture, and the successors or assigns of such trustee.
Common Facilities shall have the meaning set forth in Schedule Ul to the Bill of Sale.
Corporate Indenture Trustee means Bankers Trust Company, not in its individual capacity, but solely as Indenture Trustee under the Indenture.
Corporate Owner Trustee means Meridian Trust Company, not in its individual capacity, but solely as trustee under the Trust Agreement.
Decommissioning shall have the meaning set forth in Section 10(b)(3)(viii)(A) of the Participation Agreement.
Decommissioning Beneficiaries shall have the meaning set forth in Section 10(b)(3)(viii)(B) of the Participation Agreement.
Decommissioning Cost shall have the meaning set forth in Section 10(b)(3)(viii)(B) of the Participation Agreement.
Decommissioning Date shall mean the date, determined by the Decommissioning Expert, upon which Decommissioning is estimated to begin (based on the Decommissioning method selected in accordance with Section 10(b)(3)(viii)(C)VII of the Participation Agreement).
Decommissioning Expert shall have the meaning set forth in Section 10(b)(3)(viii)(C)VII of the Participation Agreement.
Decommissioning Proportionate Interest shall mean, as of the date of computation, the aggregate percentage interest of the Lessee or any of its Affiliates in Unit 1, whether owned, leased or otherwise controlled (directly or indirectly).
Decommissioning Trust Agreement shall mean the Existing Decommissioning Trust Agreement, as amended and supplemented from time to time, or any other trust agreement dedicated to the administration, investment, maintenance and/or application of the Decommissioning Trust Funds.
Decommissioning Trust Funds shall have the meaning set forth in Section 10(b)(3)(viii)(C)I of the Participation Agreement.
Decommissioning Trustee shall mean the trustee under the Decommissioning Trust Agreement.
Deemed Loss Event shall mean any of the following events (unless and until waived in writing by the Owner Participant):
(1)    Utility Regulation. If, at any time from and including the Closing Date and before the Lease Termination Date, the Lessor or the Owner Participant, solely by reason of the acquisition or ownership of the Undivided Interest or any part thereof by the Lessor (or any beneficial interest therein by the Owner Participant) or the lease of the Undivided Interest to the Lessee or any of the other transactions contemplated by the Transaction Documents (the “Transaction Role”) and not in whole or in part as a result of the business activities, other than the Transaction Role, of the Lessor, the Owner Participant or any of their Affiliates, shall be deemed by any Governmental Authority having jurisdiction to be, or shall become subject to regulation (other than Non-Burdensome Regulation) as, an electric utility, a public utility or a holding company of an electric utility or public utility under any Applicable Law or as a consequence of any Governmental Action and the effect thereof on the Lessor or the Owner Participant would be, in the sole judgment of the Owner Participant, acting on the advice of outside counsel, adverse, except that if the Lessee, at its sole cost and expense, is contesting diligently and in good faith any Governmental Action which would otherwise constitute a Deemed Loss Event under this clause (1), such Deemed Loss Event shall be deemed not to have occurred so long as in the sole judgment of the Owner Participant (a) such contest does not involve any danger of the foreclosure, sale, forfeiture or loss of, or the creation of any Lien on, the Undivided Interest, or any part thereof or any interest therein, (b) such contest does not adversely affect the Undivided Interest or any part thereof or any other property, assets or rights of the Lessor or the Owner Participant or the lien of the Indenture thereon, (c) the Lessee shall have furnished the Owner Participant with an opinion of independent counsel reasonably satisfactory to the Owner Participant to the effect that (x) there exists a reasonable basis for contesting such determination or (y) in the case of any action arising from or relating to the Lessor or the Owner Participant under the Holding Company Act, it is more likely than not that the Lessee will successfully contest such determination without the need for any appeal (except appeal from determinations by the SEC staff), (d) such determination shall be effectively stayed or withdrawn during such contest (and shall not in the sole judgment of the Owner Participant be subject to retroactive application at the conclusion of such contest) in a manner satisfactory to the Owner Participant, and the Owner Participant shall have determined in its sole judgment that such contest and the Lessor’s continued ownership of the Undivided Interest during the pendency of such contest will not adversely affect its business or the business of any of its Affiliates, and (e) the Lessee shall have indemnified the Lessor and the Owner Participant in a manner satisfactory to the Owner Participant for any liability or loss which any thereof may incur.
(2)    Change in Applicable Law. Any change in, or new interpretation by a Governmental Authority having jurisdiction relating to Applicable Law, including, without limitation, the Price-Anderson Act, the Atomic Energy Act, the Nuclear Waste Act or the regulations of the NRC, in each case as in effect on the Closing Date, as a result of which, in the opinion of independent counsel to the Owner Participant: (i) the Lessor or the Owner Participant would become liable or responsible in any capacity (including, without limitation, through assessments imposed by a Governmental Authority) for payments owed in respect of the Nuclear Waste Fund (as such term is used in Section 302 of the Nuclear Waste Act) or in respect of the handling or disposal of nuclear waste, decontamination, storage, transportation or safekeeping of radioactive or hazardous materials or any other obligation in the nature of the foregoing; or (ii) the Lessor or the Owner Participant would be prohibited from asserting any material right, protection or defense available under Applicable Law as of the Closing Date with respect to civil or criminal actions brought in connection with a Nuclear Incident. Without limiting the generality of the foregoing, independent counsel to the Owner Participant shall be entitled to conclude that the Lessor or the Owner Participant is prohibited from asserting a material right, protection or defense referred to in clause (ii) above in the event that there is in effect a decision by a court of competent jurisdiction in which the Owner Trustee, the Owner Participant, a Person having an interest in a nuclear generating unit similar to that of the Owner Trustee or the Owner Participant (such person being hereinafter referred to as a “Similar Person”) or any owner or holder of notes or other debt securities issued in connection with the financing of a nuclear generating unit (or any trustee or mortgagee relating thereto) has been held to be liable in respect of a Nuclear Incident relating to, or otherwise to have liability arising out of its interest in, or investment relating to, a nuclear generating unit under circumstances in which the Owner Trustee, the Owner Participant, such Similar Person or such owner, holder, trustee or mortgagee, as the case may be, has taken steps to defend itself against such alleged liability; provided, however, that in the case of any such decision of a court other than a United States federal court, no Deemed Loss Event shall be deemed to have occurred if such decision has been effectively stayed pending appeal.
(3)    License. Any expiration, revocation, suspension, or amendment of the License or new interpretation by any Governmental Authority of the License or any other change in Applicable Law or Governmental Action, as a result of which, in the opinion of independent counsel to the Owner Participant, prior to the Lease Termination Date, either the Lessor or the Owner Participant is (i) required to be or become a licensee under the Atomic Energy Act with respect to Unit 1 (unless, in the reasonable opinion of the Owner Participant, the liabilities and obligations imposed upon such a licensee would be non-burdensome), (ii) subject to the obligations or liabilities imposed, as of the Closing Date or thereafter, on licensees under the Atomic Energy Act with respect to Unit 1 (unless, in the reasonable opinion of the Owner Participant, the liabilities and obligations imposed upon such a licensee would be non-burdensome), or (iii) otherwise subject to significant regulation relating to nuclear energy, environmental or safety matters by reason of its Transaction Role. Without limiting the generality of the foregoing, independent counsel to the Owner Participant shall be entitled to conclude that a Deemed Loss Event of the type described in this clause (3) has occurred on the basis of (x) a regulation, order, interpretation or other action of the NRC or other federal governmental regulatory authority, or (y) there being in effect a decision by a court of competent jurisdiction in which the Owner Trustee, the Owner Participant, or Similar Person or any owner or holder of notes or other debt securities issued in connection with the financing of a nuclear generating unit (or any trustee or mortgagee relating thereto) has been required to take the action or held to be subject to the liabilities, obligations or regulation described in the preceding clauses (i) through (iii) arising out of its interest in, or investment relating to, a nuclear generating unit under circumstances in which the Owner Trustee, the Owner Participant, such Similar Person or such owner, holder, trustee or mortgagee, as the case may be, has taken steps to defend itself in respect thereof; provided, however, that in the case of any such decision of a court other than a United States federal court, no Deemed Loss Event shall be deemed to have occurred if such decision has been effectively stayed pending appeal.
(4)        Certain Other Events. Any change in Applicable Law or any Governmental Action the effect of which is (i) to (a) cause or make the transactions contemplated by the Transaction Documents illegal or contrary to Applicable Law; (b) impede (x) the exercise by the Lessor or the Owner Participant of any right or remedy under any Transaction Document relating to a Special Transfer by the Owner Participant of its beneficial interest in the Undivided Interest in accordance with the provisions of Section 7(b)(4) of the Participation Agreement or the transfer by the Owner Trustee of its interest in the Undivided Interest or (y) the assertion of claims for rent or monetary damages; provided, however, that for as long as the Lessor or the Owner Participant has the right, to the exclusion of all other remedies, to assert a claim for monetary damages, no Deemed Loss Event shall occur under this subclause (b)(y); or (c) cause the Lessor or the Owner Participant to be or become liable in any capacity in respect of Decommissioning, or (ii) to constitute an assertion to the effect that (a) the exercise by the Lessor or the Owner Participant of any right (irrespective of the event giving rise to such right) under any Transaction Document would constitute impermissible control over Unit 1 or the licensees of Unit 1, other than an assertion consistent with the second sentence of Section 184 of the Atomic Energy Act and the NRC’s regulations thereunder, including, without limitation, 10 C.F.R. Section 50.81, as now in effect, or (b) the acquisition or transfer of the Undivided Interest was, or any transaction contemplated by the Transaction Documents would be, in violation of, or otherwise contrary to, Applicable Law.
Default shall mean an event or condition which, with the giving of notice or lapse of time, or both, would constitute an Event of Default.

Directive shall mean an instrument in writing executed in accordance with the terms and provisions of the Indenture by the Holders, or their duly authorized agents or attorneys-in-fact representing a Majority in Interest of Holders of Notes, directing the Indenture Trustee to take or refrain from taking the action specified in such instrument or otherwise advising the Indenture Trustee; provided, however, that, except in the case of the Initial Series Notes, each Holder of Notes then Outstanding, or its duly authorized agent or attorney-in-fact, shall be entitled to direct the Indenture Trustee as herein provided only with respect to the aggregate unpaid principal amount of Notes (or portion thereof) issued and Outstanding which are registered in the name of such Holder and which are certified by such Holder or its duly authorized agent or attorney-in-fact to be (i) held by it for its own account and not pledged as collateral for any of its obligations or (ii) pledged as collateral for one or more of its obligations, or obligations with respect to which it is acting as trustee under a related indenture, but in respect of which it has received a directive, satisfactory in form and substance to the Indenture Trustee, given by the holder or holders of a proportionate interest in the obligations secured by such Notes in accordance with the instrument governing such obligations. More than one directive can be given by a registered Holder of Notes or its duly authorized agent or attorney-in-fact pursuant to clause (ii) of the preceding sentence, and such directives may be contradictory or inconsistent, so long as each directive to take or refrain from taking the action specified therein or otherwise advising the Indenture Trustee meets the requirements of said clause (ii).
Disclosure Documents shall have the meaning specified in Section 10(a)(11) of the Participation Agreement.
Discretionary Special Transfer Event shall mean a Special Transfer Event referred to in clause (b) or (c) of the definition thereof.
Early Termination Commitment Date shall have the meaning set forth in Section 14(c) of the Facility Lease.
Early Termination Date shall have the meaning specified in Section 14(c) of the Facility Lease.
Early Termination Notice shall have the meaning specified in Section 14(c) of the Facility Lease.
Earnings shall mean the product of the after-tax accounting yield and the outstanding net investment in leveraged lease as defined in Financial Accounting Standards Board Statement No. 13 as such terms are defined as of the Closing Date.
Eligible Bank shall mean a commercial bank, trust company in the nature of a bank or a foreign bank, in each case maintaining a United States branch or agency, or submitting irrevocably to jurisdiction in the United States or any state thereof (as used herein, a “Letter of Credit Bank”) not related to the Owner Participant or the Lessee at the time of issuance of any Letter of Credit which, unless otherwise consented to in writing by the Owner Participant, shall be (i) in the case of the Initial Letter of Credit, The Fuji Bank, Limited, acting through its New York branch or (ii) any Letter of Credit Bank (x) whose long-term unsecured senior debt securities, or if it has no long-term unsecured senior debt securities, its long-term deposits, are rated not less than A2 by Moody’s (it being understood that, in the case of a Letter of Credit Bank which is part of a holding company structure, the failure of such Letter of Credit Bank’s parent holding company to have a rating not less than A2 by Moody’s in respect of its long-term unsecured senior debt securities shall have no bearing on whether or not such Letter of Credit Bank is an Eligible Bank), and (y) which has capital and surplus of not less than $1 billion; provided, however, that any Letter of Credit issued by a Letter of Credit Bank that is not incorporated in the United States shall provide that all payments shall be in United States dollars and shall be made in a city in the United States. A Letter of Credit Bank which, at the time of its designation by the Lessee (which shall occur no earlier than one year prior to the stated expiration date of an Existing Letter of Credit), meets the above criteria shall remain an Eligible Bank from the date of such designation through the stated expiration date of the Letter of Credit which it has been designated to renew or replace (such period, the “Eligible Period”); provided, however, that such Letter of Credit Bank shall cease to be an Eligible Bank 180 days following a notice from the Owner Participant to the Lessee of a reduction in the rating of such Bank’s senior long-term unsecured debt securities or, if it has no senior long-term unsecured debt securities, its long-term deposits, as the case may be, during the Eligible Period to a rating less than A3.
Equity Portion of Rent shall mean (i) in the case of any payment of Basic Rent, the amount of Basic Rent payable under the Facility Lease (taking into account any Rent Differential) reduced by the principal and interest then due and payable on the Notes, (ii) in the case of any payment of Casualty Value or Special Casualty Value, the amount thereof reduced by the principal amount of and accrued interest on the Outstanding Notes or (iii) in the case of any other payment of Supplemental Rent, the amount thereof payable to the Owner Participant.
ERISA shall mean the Employee Retirement Income Security Act of 1974, as amended.
Estimated Cost of Decommissioning shall have the meaning set forth in Section 10(b)(3)(viii)(C)VII of the Participation Agreement.
Estimated Decommissioning Period shall mean, as of the determination thereof, the period over which Decommissioning is estimated to occur by the Decommissioning Expert (based on the Decommissioning method selected in accordance with Section 10(b)(3)(viii)(C)VII of the Participation Agreement).
Event of Default shall have the meaning set forth in Section 15 of the Facility Lease.
Event of Loss shall mean any of the following events: (a) a Final Shutdown, (b) a Requisition of Title, (c) a Requisition of Use or (d) a failure by the Lessee to satisfy any of its obligations under Sections 5.01, 5.02, 5.03 or 5.04 of the Assignment and Assumption Agreement within the time periods prescribed therein.
Excepted Payments shall mean (i) all indemnity payments (including, without limitation, payments under the Tax Indemnification Agreement) to which the Owner Trustee or the Owner Participant, or any of their respective Affiliates (or the respective successors, assigns, agents, officers, directors or employees of the Owner Trustee (in their individual capacities or otherwise), the Owner Participant, or any of their respective Affiliates), is entitled, (ii) any amounts payable under any Transaction Document to reimburse the Lessor or the Owner Participant, or any of their respective Affiliates (including the reasonable expenses of the Lessor or the Owner Participant incurred in connection with any such payment), for performing or complying with any of the obligations of the Lessee under and as permitted by any Transaction Document, (iii) any amount payable to or upon the order of the Owner Participant or the Original Owner Participant as the purchase price of the Owner Participant’s or the Original Owner Participant’s interest in the Trust Estate, (iv) any insurance proceeds or other payments received from any Governmental Authority or other Person (except the Lessee) with respect to an Event of Loss in excess of amounts then due and owing to reimburse the Indenture Trustee for any Trustee’s Expenses and to pay the reasonable remuneration of the Indenture Trustee plus amounts then due and owing in respect of the principal of, and premium, if any, and interest on all Notes Outstanding, (v) any insurance proceeds (or payments with respect to risks self-insured) under liability policies and any insurance proceeds in respect of insurance maintained pursuant to Section 10(b) of the Facility Lease, (vi) all payments of Secured Obligations by the Lessee, (vii) if the Letter of Credit has been terminated or has expired, the portion, if any, of Casualty Value or Special Casualty Value as of any date (before taking into account the effect of Section 3(i) of the Facility Lease) equal to the amount by which Net Casualty Value as of such date exceeds the sum of all amounts drawn under the Letter of Credit and not reinstated and (viii)

any payments in respect of interest to the extent attributable to payments referred to in clauses (i) through (vii) above.
Excepted Rights shall mean all rights with respect to Excepted Payments of the Person entitled thereto and all rights and interests with respect to the Letter of Credit and any amounts paid or payable under the Letter of Credit.
Excess Amount shall have the meaning set forth in Section 20(f) of the Participation Agreement.
Existing Decommissioning Trust Agreement shall mean the Decommissioning Trust Agreement, dated as of September 21, 1987, between the Lessee and Irving Trust Company, as amended, supplemented or modified to the Closing Date, but excluding any amendments, supplements or modifications made after the Closing Date.
Existing Letter of Credit shall mean any Letter of Credit which, at the time of determination, is in full force and effect.
Existing Mortgage shall mean the Mortgage and Deed of Trust, dated as of June 15, 1977, of the Lessee to United States Trust Company of New York and Malcolm J. Hood, trustees.
Expenses shall mean liabilities, obligations, losses, damages, taxes (other than taxes on net income), claims, actions, suits, costs, interest, expenses and disbursements (including legal fees and expenses) of any kind and nature whatsoever.
Facility Cost shall mean the Purchase Price plus the sum of (x) all Supplemental Financing Amounts and (y) all Additional Equity Investment amounts.
Facility Lease shall mean the Facility Lease No. [See Additional Information], dated as of December 1, 1988, between the Lessee and the Owner Trustee.
Fair Market Renewal Term shall have the meaning set forth in Section 12 of the Facility Lease.
Fair Market Rental Value or Fair Market Sales Value of any property or service shall mean the value, which shall not in any event be less than zero, of such property or service for lease or sale determined on the basis of an arm’s-length transaction for cash between an informed and willing lessee or buyer or purchaser (under no compulsion to lease or purchase) and an informed and willing lessor or seller (under no compulsion to lease or sell), and shall take into account the Lessor’s rights and obligations under the Assignment and Assumption Agreement and the Ground Lease and rights under the Bill of Sale, provided that the determination of Fair Market Rental Value and Fair Market Sales Value of the Undivided Interest shall take into account the existence of the Decommissioning Trust Funds and the rights afforded by Section 10(b)(3)(viii) of the Participation Agreement to the parties identified therein and shall in any event assume that the Lessee shall have complied with its obligations under Sections 2.01(f), 5.01, 5.02 and 5.03 of the Assignment and Assumption Agreement to vest in the Lessor the right of first refusal and to cause to be delivered the agreement pertaining to the use of the Unit 1 Retained Assets, the transmission agreement and the substitute power agreement, in each case therein referred to. With respect to any Transfer of the Undivided Interest to the Lessee or to an Affiliate of the Lessee, Fair Market Sales Value shall be reduced by the amount which would otherwise be payable to the Lessee pursuant to Section 10(b)(3)(viii) of the Participation Agreement if such Transfer were to a third party. Except pursuant to Section 16 of the Facility Lease, Fair Market Rental Value and Fair Market Sales Value of the Undivided Interest shall be determined on the assumption that (i) Unit 1 has been maintained in accordance with, and the Lessee has complied with, the requirements of the Facility Lease and the other Transaction Documents, (ii) the Lessee is otherwise in compliance with the requirements of all Transaction Documents, (iii) an owner of the Undivided Interest will have rights and obligations under the Plant Agreements to the extent set forth in the Assignment and Assumption Agreement, (iv) in the case of a proposed purchase by the Lessee pursuant to Section 13(f) of the Facility Lease, the Fair Market Sales Value of the Undivided Interest equals the Fair Market Sales Value after the contemplated Capital Improvements are made minus the Undivided Interest Percentage of the estimated cost of making such Capital Improvements and (v) the Undivided Interest is encumbered by the Facility Lease. For purposes of the preceding clause (v) in the case of a proposed purchase pursuant to Section 13(g) of the Facility Lease, “encumbered” by the Facility Lease shall, with respect to Fair Market Sales Value, mean the Fair Market Sales Value increased or decreased, as the case may be, to take into account the benefits and burdens of the Facility Lease and the Lien of the Indenture. Fair Market Rental Value shall be determined on the assumption that Basic Rent will be payable in equal semi-annual installments in arrears.
Federal Power Act shall mean the Federal Power Act, as amended.
Federal Securities shall have the meaning set forth in Section 2.4(c) of the Indenture.
FERC shall mean the Federal Energy Regulatory Commission of the United States of America or any successor agency.
Final Determination shall have the meaning set forth in Section 13(b)(7) of the Participation Agreement.
Final Shutdown shall mean the occurrence of any of the following:
(1)    the permanent suspension, revocation or expiration of the License relating to Unit 1, or any portion thereof, with the result that the operation of Unit 1 or the possession by the Lessee of the Undivided Interest in Unit 1 is no longer permitted;
(2)    (A) any order or direction (or series of orders or directions) by the NRC or other Governmental Authority that Unit 1 suspend operations for reasons of radiological health and safety for a period exceeding 24 consecutive months (or any such order or direction (or series of orders or directions) that results in the suspension of operations of Unit 1 for a period exceeding 24 consecutive months) or (B) any cessation of operation of Unit 1 for a period of 24 consecutive months if the resumption of operations requires the concurrence of the NRC or any other Governmental Authority;
(3)    the occurrence of a Nuclear Incident at Unit 1 or Unit 2 as a result of which Unit 1 ceases to operate (or if Unit 1 is not in operation immediately prior to such Nuclear Incident, the failure to resume operation as a result of such Nuclear Incident) for a period of 18 consecutive months;
(4)    damage to Unit 1 and the failure to complete restoration or reconstruction of Unit 1 within three years of such damage, or in the case of damage occurring less than three years prior to the date of expiration of the Lease Term, on or before the expiration of the Lease Term; and
(5)    the destruction of Unit 1.
Financing Documents shall mean the Collateral Trust Indenture and the Underwriting Agreement.
Fixed Rate Notes shall mean any non-recourse promissory notes which are issued by the Owner Trustee and authenticated by the Indenture Trustee on any Refunding Date to refund an Outstanding series of Notes, in whole or in part.

Fixed Rate Renewal Term shall have the meaning set forth in Section 12 of the Facility Lease.
Form U-7D shall mean the certificate to be filed by the Owner Participant and the Owner Trustee pursuant to Rule 7(d) under the Holding Company Act.
Funding Corporation shall mean GG1A Funding Corporation, a Delaware corporation.
General Decommissioning Amount shall mean an amount sufficient, together with (x) the Undivided Interest Amount and (y) After-Tax Earnings on such amount and such Undivided Interest Amounts through the Estimated Decommissioning Period to provide for the full funding, when required, of the Actual Method Decommissioning Cost of the Decommissioning Proportionate Interest through the Estimated Decommissioning Period.
General Decommissioning Funds shall mean all Decommissioning Trust Funds other than the Undivided Interest Funds.
Governmental Action shall mean all authorizations, consents, approvals, waivers, exceptions, variances, orders, licenses, exemptions, publications, filings, notices to and declarations of or with any Governmental Authority (other than routine reporting requirements the failure to comply with which will not affect the validity or enforceability of any of the Transaction Documents or have a material adverse effect on the transactions contemplated by any Transaction Document or any Financing Document or any material right, power or remedy of any Person thereunder or any other action in respect of any Governmental Authority) and shall include, without limitation, all siting, environmental and operating permits and licenses which are required for the use and operation of Unit 1, including the Undivided Interest.
Governmental Authority shall mean any Federal, state, county, municipal, foreign, international, regional or other governmental authority, agency, board, body, instrumentality or court.
Granting Clause Documents shall have the meaning specified in Section 2.1(2) of the Indenture.
Ground Lease shall mean Ground Lease No. [See Additional Information], dated as of December 1, 1988, between the Lessee and the Owner Trustee.
Ground Lease Property shall have the meaning set forth in Section 2.01(b) of the Ground Lease.
Ground Lease Term shall have the meaning specified in Section 2.01(a) of the Ground Lease.
Ground Lease Termination Date shall have the meaning specified in Section 2.01(a) of the Ground Lease.
Holders shall mean the registered holders of the Notes.
Holding Company Act shall mean the Public Utility Holding Company Act of 1935, as amended.
Indemnitees shall mean the Owner Participant, the Owner Trustee, each in their individual and fiduciary capacities, the Original Loan Participants, Funding Corporation, the stockholders of Funding Corporation and its officers and directors, the Corporate Indenture Trustee and the Individual Indenture Trustee, each in their individual and fiduciary capacities, each Holder of a Note from time to time Outstanding, the Collateral Trust Trustee, the Trust, the Trust Estate, the Lease Indenture Estate, the indenture estate under the Collateral Trust Indenture, any Affiliate of any of the foregoing and the respective successors, assigns, agents, shareholders, officers, directors or employees of any of the foregoing.

Indemnity Payment shall mean any payment made or to be made pursuant to the Tax Indemnification Agreement.
Indenture shall mean the Trust Indenture, Deed of Trust, Mortgage, Security Agreement and Assignment of Facility Lease No. [See Additional Information], dated as of December 1, 1988, between the Owner Trustee and the Indenture Trustee.
Indenture Default shall mean an event which, after giving of notice or lapse of time, or both, would become an Indenture Event of Default.
Indenture Event of Default shall mean any of the events specified in Section 6.2 of the Indenture.
Indenture Trustee shall mean Bankers Trust Company, a New York banking corporation, not in its individual capacity, but solely as Corporate Indenture Trustee or Indenture Trustee under the Indenture and each successor trustee and co-trustee thereunder; provided, however, that for purposes of Section 6.4(g) of the Indenture, Indenture Trustee shall mean Stanley Burg, not in his individual capacity but solely as Individual Indenture Trustee and Indenture Trustee under the Indenture, and any successor trustee thereunder.
Indenture Trustee’s Counsel shall mean White & Case, 1155 Avenue of the Americas, New York, New York 10036, or such other counsel as shall be selected by the Indenture Trustee.
Indenture Trustee’s Liens shall mean Liens against the Lease Indenture Estate which result from acts of, or any failure to act by, or as a result of claims against, the Indenture Trustee, in its individual capacity, unrelated to the transactions contemplated by the Transaction Documents.
Indenture Trustee’s Office shall mean the office of the Corporate Indenture Trustee located at Four Albany Street, New York, New York, 10015, Attention: Corporate Trust & Agency Group, or such other office as may be designated by the Indenture Trustee to the Owner Trustee and each Holder of a Note Outstanding under the Indenture.
Individual Indenture Trustee shall mean Stanley Burg, not in his individual capacity, but solely as Individual Indenture Trustee under the Indenture, and any successor trustee thereunder.
Individual Owner Trustee shall mean Stephen M. Carta, not in his individual capacity, but solely as trustee under the Trust Agreement, and any successor trustee thereunder.
Initial Funding Date shall mean the earlier to occur of (x) the License Expiration Date or (y) the Decommissioning Date.
Initial Letter of Credit shall have the meaning set forth in Section 10(b)(3)(ix) of the Participation Agreement.
Initial Series Notes shall mean the non-recourse promissory notes, substantially in the form of Exhibit A to the Indenture, to be issued by the Owner Trustee and authenticated by the Indenture Trustee on the Closing Date to finance a portion of the Purchase Price.
Investment shall have the meaning set forth in Section 3(a) of the Participation Agreement and shall be subject to adjustment in accordance with Sections 3(b) and 3(c) of the Participation Agreement and Section 8(f) of the Facility Lease.
Investment Company Act shall mean the Investment Company Act of 1940, as amended.

Investment Percentage shall mean the percentage set forth in Item 1 of Schedule 5 to the Participation Agreement.
IRS shall mean the Internal Revenue Service of the United States Department of the Treasury or any successor agency.
Issuing Bank shall mean, with respect to the Initial Letter of Credit, The Fuji Bank, Limited, acting through its New York branch, and with respect to each other Letter of Credit, the issuing bank thereof.
Lease Indenture Estate shall have the meaning set forth in Section 2.1 of the Indenture.
Lease Term shall mean the aggregate of the Basic Lease Term, each elected Renewal Term and any extension of any thereof pursuant to Section 5(b) of the Facility Lease.
Lease Termination Date shall mean the last day of the Lease Term (whether occurring by reason of a termination or expiration of the Lease Term).
Lessee shall mean System Energy Resources, Inc., an Arkansas corporation, and its respective successors and assigns, as lessee under the Facility Lease and as party to the other Transaction Documents and Financing Documents to which it is a signatory.
Lessee’s Counsel shall mean Wise, Carter, Child & Caraway, Professional Association, 600 Heritage Building, Congress at Capitol, Jackson, Mississippi 39201, or such other counsel as shall be selected by the Lessee.
Lessee’s Notice shall mean a notice given by the Lessee to the Owner Trustee and the Owner Participant which specifies, in the event of a Special Transfer or a Transfer pursuant to the provisions of Sections 9(c) or 9(d) of the Facility Lease, whether such Special Transfer or Transfer shall be made to (i) the Lessee or (ii) any Affiliate of the Lessee. Each such Lessee’s Notice shall be effective, as to any party, on the date of receipt thereof by such party, and shall supersede any prior Lessee’s Notice.
Lessee’s NRC Counsel shall mean Bishop, Cook, Purcell & Reynolds, 1400 L Street, N.W., Washington 20005, or such other counsel expert in matters relating to the NRC as shall be selected by the Lessee.
Lessee’s Special Arkansas Counsel shall mean Friday, Eldredge & Clark, First National Bank Building, Little Rock, Arkansas 72201, or such other counsel as shall be selected by the Lessee.
Lessee’s Special Counsel shall mean Reid & Priest, 40 West 57th Street, New York, New York 10019, or such other counsel as shall be selected by the Lessee.
Lessee’s Special Louisiana Counsel shall mean Jones, Walker, Waechter, Poitevent, Carrere & Denegre, 201 St. Charles Avenue, New Orleans, Louisiana 70170, or such other counsel as shall be selected by the Lessee.
Lessor shall mean the Owner Trustee, as lessor under the Facility Lease, and its successors and assigns as such lessor.
Lessor Possession Date shall mean the earlier of the date on which the Undivided Interest is returned to the Lessor pursuant to and in accordance with the terms of Section 5(a) of the Facility Lease and the date of the loss by the Lessee of the use or possession of the Undivided Interest pursuant to Section 16 of the Facility Lease.

Lessor’s Liens or Owner Trustee’s Liens shall mean Liens against the Trust Estate or the Lease Indenture Estate which result from acts of, or any failure to act by, or as a result of claims against, MTC, unrelated to the Owner Trustee’s ownership of the Undivided Interest, the administration of the Trust Estate or the transactions contemplated by the Transaction Documents.
Lessor’s Percentage shall have the meaning set forth in Section 14(a) of the Participation Agreement.
Letter of Credit shall have the meaning set forth in Section 10(b)(3)(ix) of the Participation Agreement.
Letter of Credit Bank shall have the meaning set forth in the definition of Eligible Bank.
License shall mean NRC Facility Operating License No. NPF-29, as the same may be amended, modified, extended, renewed or superseded from time to time.
License Expiration Date shall mean June 16, 2022, or such later date or earlier date as the License shall expire or be terminated.
Lien shall mean any mortgage, pledge, security interest, encumbrance, lien, easement, servitude or charge of any kind, including, without limitation, any conditional sale or other title retention agreement, any lease in the nature thereof or the filing of, or agreement to give, any financing statement under the Uniform Commercial Code of any jurisdiction.
Loan shall have the meaning set forth in Section 2(a) of the Participation Agreement.
Loan Participants shall mean the Original Loan Participants, so long as the Initial Series Notes are Outstanding, and each other Holder of a Note from time to time.
Loan Percentage shall mean, in respect of each Original Loan Participant, the percentage set forth opposite the name of such Original Loan Participant in Schedule 1-B to the Participation Agreement.
Majority in Interest of Holders of Notes shall mean Holders of a majority in principal amount of all Notes Outstanding under the Indenture at the time of any determination thereunder; provided, however, that for purposes of any determination with respect to the Initial Series Notes, such term shall mean Holders of not less than 66⅔% in principal amount at the time of such determination.
Mandatory Special Transfer Event shall mean a Special Transfer Event referred to in clause (a) of the definition of Special Transfer Event.
Maximum Letter of Credit Amount shall mean the maximum credit amount in any Letter of Credit.
Moody’s shall mean Moody’s Investors Service, Inc., and any successor thereto which is issuing nationally accepted securities ratings.
Morgan Stanley shall mean Morgan Stanley & Co. Incorporated.
Mortgage Release shall mean the release under and with respect to the Existing Mortgage releasing, among other things, the Undivided Interest and the Ground Lease Property from the lien of the Existing Mortgage.
MTC shall mean Meridian Trust Company in its individual capacity, and its successors and assigns.

Net Casualty Value shall mean Casualty Value reduced by the principal amount of and accrued interest on the Outstanding Notes, as set forth in Schedule 4 to the Facility Lease.
Net Economic Return shall mean:
(i)    the net after-tax economic yield originally expected by the Owner Participant on the Closing Date with respect to the Undivided Interest, calculated using the Assumptions and the initial computations of Basic Rent, Casualty Values and Special Casualty Values derived from the Assumptions (the “Closing Schedules and Assumptions”) as such yield shall be adjusted pursuant to and in accordance with Section 3 of the Facility Lease; and
(ii)    the sum of after-tax cash flow over the Basic Lease Term at least equal to that originally expected by the Owner Participant on the Closing Date calculated using the Closing Schedules and Assumptions; and
(iii)    in connection with adjustments to Basic Rent provided for in the Facility Lease the sum of all after-tax Earnings in the period beginning on the Closing Date to and including the Owner Participant’s fiscal year which includes December 31, 1999 at least equal to that expected by the Owner Participant on the Closing Date calculated using the Closing Schedules and Assumptions.
Notwithstanding the above, nothing in this definition shall be construed to obligate the Lessee to restore any portion of a reduction in Earnings where such portion of the reduction is due to events other than changes in Basic Rent provided for in the Facility Lease, including, by example, changes in Financial Accounting Standards Board Statement No. 13 occurring after the Closing Date.
For the purposes of this definition, the Assumptions shall be deemed to include the assumptions that (i) the Owner Participant is fully taxable during the entire Basic Lease Term, provided, however, that nothing in this definition or the Participation Agreement shall be construed to be a representation by the Owner Participant as to the actual residual value assumed by the Owner Participant for purposes of calculating its earnings according to Financial Accounting Standards Board Statement No. 13 accounting or for any other purpose and (ii) none of the Investment is comprised of borrowed funds.
Net Special Casualty Value shall mean Special Casualty Value reduced by the principal amount of and accrued interest on the Outstanding Notes, as set forth in Schedule 5 to the Facility Lease.
Net Transaction Expenses shall have the meaning set forth in Section 3(a) of the Participation Agreement.
Net Worth shall mean the aggregate consolidated common stockholders’ equity, preference and preferred stock of any Person and its respective subsidiaries, taken as a whole (but excluding any preference or preferred stock which is redeemable at the option of the holder thereof), but does not include intangibles determined by such Person’s auditors on the basis of generally accepted accounting principles.
No-Action Letter shall mean the response of the Staff of the Division of Investment Management of the SEC to the letters of Lessee’s Special Counsel, dated November 9, and December 19, 1988, regarding the application of Section 2(a)(3) of the Holding Company Act to the transactions contemplated by the Transaction Documents.
Non-Burdensome Regulation shall mean (i) ministerial regulatory requirements which do not impose limitations or regulatory requirements on the business or activities of the Owner Participant and which are deemed, in the reasonable discretion of the Owner Participant, not to be burdensome, (ii) assuming redelivery of the Undivided Interest in accordance with Section 5(a) of the Facility Lease, regulation resulting from any possession of the Undivided Interest on or after the Lease Termination Date or (iii) regulation of the Owner Trustee which would be terminated by the appointment of a successor Owner Trustee or a Co-Trustee pursuant to the terms of the Trust Agreement.
Nonseverable, when used with respect to any Capital Improvement, shall mean any Capital Improvement which is not a Severable Capital Improvement.
Noteholder shall mean any Holder from time to time of a Note Outstanding under the Indenture.
Notes shall mean the Initial Series Notes and any Additional Notes.
Notice of Closing shall have the meaning set forth in Section 5(a) of the Participation Agreement.
NRC shall mean the Nuclear Regulatory Commission of the United States of America or any successor agency.
Nuclear Incident shall have the meaning set forth in the Atomic Energy Act, as in effect as of the Closing Date; provided, that if the Atomic Energy Act shall be amended to expand the definition of “nuclear incident”, the term “Nuclear Incident” shall be similarly expanded.
Nuclear Waste Act shall mean the Nuclear Waste Policy Act of 1982, as amended, or any comparable successor law.
Obligor shall have the meaning set forth in Section 3.9(b) of the Indenture.
Obsolescence Redemption Date shall mean the Termination Date.
Offered Trust Interest shall have the meaning set forth in Section 15(b) of the Participation Agreement.
Officers’ Certificate shall mean a certificate signed by the President or any Vice President and by the Treasurer, any Assistant Treasurer, the Secretary or any Assistant Secretary of the Person with respect to which such term is used.
Operating Agreement shall mean the Operating Agreement, dated as of May 1, 1980, between the Lessee and SMEPA, as amended.
Original Loan Participants shall mean the financial institutions listed in Schedule 1-B of the Participation Agreement under the heading “Original Loan Participants”.
Original Loan Participants’ Counsel shall mean Cravath, Swaine & Moore, or such other counsel as shall be selected by the Original Loan Participants.
Original of the Facility Lease shall mean the fully executed counterpart of the Facility Lease, marked “THIS COUNTERPART IS THE ORIGINAL COUNTERPART”, pursuant to Section 22(e) of the Facility Lease and containing the receipt of the Indenture Trustee.
Original Owner Participant shall mean the Person identified as such on the concluding page of this Appendix A.
Outstanding when used with respect to Notes, shall mean, as of the date of determination, all such Notes theretofore issued, authenticated and delivered under the Indenture, except (a) Notes theretofore cancelled by the Indenture Trustee or delivered to the Indenture Trustee for cancellation, (b) Notes or portions thereof deemed to have been paid within the meaning of Section 2.4(c) of the Indenture, (c) Notes or portions thereof which have been pledged as collateral for any obligations of the obligor thereof to the extent that an amount sufficient to make full payment of such obligations when due has been deposited with the pledgee of such Notes for the purpose of holding such amount in trust for the payment of such obligations in accordance with the indenture or agreement under which such obligations are secured and (d) Notes in exchange for, or in lieu of, which other Notes have been issued, authenticated and delivered pursuant to the Indenture; provided, however, that any Note owned by the Lessee, the Owner Participant or the Owner Trustee or any Affiliate of any thereof shall be disregarded and deemed not to be Outstanding for the purpose of any Directive.
Overdue Interest Rate shall mean the weighted average rate per annum of interest payable with respect to overdue payments of principal on the Notes Outstanding, computed as set forth in such Notes.
Owner Participant shall mean the Original Owner Participant and each successor or permitted assign of such Person.
Owner Participant’s Liens shall mean Liens against the Trust Estate or the Lease Indenture Estate and which result from acts of, or any failure to act by, or as a result of claims against, the Owner Participant unrelated to the transactions contemplated by the Transaction Documents but not Liens against the Owner Participant’s beneficial interest in the Trust Estate.
Owner Participant’s NRC Counsel shall mean Shaw, Pittman, Potts & Trowbridge, 1880 M Street, N.W., Washington, D.C. 20036, or such other counsel expert in matters relating to the NRC as shall be selected by the Owner Participant.
Owner Participant’s Special Counsel shall mean Mudge Rose Guthrie Alexander & Ferdon, 180 Maiden Lane, New York, New York 10038, or such other counsel as shall be selected by the Owner Participant.
Owner Participant’s Special Mississippi Counsel shall mean Butler, Snow, O’Mara, Stevens & Cannada, 210 East Capital Street, Jackson, Mississippi, 39205 or such other counsel as shall be selected by the Owner Participant.
Owner Participant’s Special Tax Counsel shall mean Mudge Rose Guthrie Alexander & Ferdon, 180 Maiden Lane, New York, New York 10038, or such other counsel as shall be selected by the Owner Participant.
Owner Trustee shall mean, unless otherwise specified, collectively, the Corporate Owner Trustee and the Individual Owner Trustee, not in their individual capacities, but solely as Owner Trustee under the Trust Agreement, and each successor as trustee, separate trustee and co-trustee thereunder; provided, however, that the term Owner Trustee, as used in the Trust Agreement, shall mean Meridian Trust Company and Stephen M. Carta in their individual capacities.
Owner Trustee’s Counsel shall mean Haight, Gardner, Poor & Havens, 195 Broadway, New York, New York 10007 or such other counsel as shall be selected by the Owner Trustee.
Owner Trustee’s Entitlement Share shall mean a share of the capacity of, and energy generated by, Unit 1 equal to the Undivided Interest Percentage.
Ownership Agreement shall mean the Joint Construction, Acquisition and Ownership Agreement, dated as of May 1, 1980, between the Lessee and SMEPA, as amended.

Partial Draw shall have the meaning set forth in Schedule I to the Initial Letter of Credit, and thereafter shall include similar events in any subsequent Reimbursement Agreement with respect to any Initial Letter of Credit.
Participation Agreement shall mean the Participation Agreement No. [See Additional Information], dated as of December 1, 1988, among the Owner Trustee, the Indenture Trustee, Funding Corporation, the Original Loan Participants, the Owner Participant and the Lessee.
Penalty Rate shall mean the higher of (x) 2% per annum in excess of the Prime Rate and (y) 2% per annum in excess of the Overdue Interest Rate.
Permitted Investments shall mean (i) direct obligations of the United States of America which are taken into consideration for purposes of the public debt limit, or (ii) obligations the principal of and interest on which are fully guaranteed by the United States of America, or (iii) obligations of a state or local government which are rated Al by Moody’s or the equivalent by Standard & Poor’s, which are not in default as to principal or interest and the interest on which is exempt from tax under Code section 103(a), or (iv) certificates of deposit by, or bankers’ acceptances of, or time deposits with, any bank, trust company or national banking association incorporated or doing business under the laws of the United States of America or one of the States thereof having a combined capital and surplus of at least $1,000,000,000 and the unsecured debt securities of which shall be rated at least Aa3 by Moody’s or the equivalent thereof by Standard & Poor’s (or, if neither such organization shall rate such unsecured debt securities at any time, by any nationally recognized statistical rating organization in the United States of America) (including the Decommissioning Trustee if such conditions are met), or (v) commercial paper of companies incorporated or doing business under the laws of the United States of America or one of the States thereof (including the Decommissioning Trustee if the other conditions herein are met) and in each case having a rating assigned to such commercial paper by Standard & Poor’s or Moody’s (or, if neither such organization shall rate such commercial paper at any time, by any nationally recognized statistical rating organization in the United States of America) equal to the highest rating assigned by such organization, or (vi) repurchase agreements fully collateralized by an obligation of the type described in clause (i) or (ii) above, pursuant to which a bank, trust company or national banking association referred to in clause (iv) above or another financial institution having a net worth of at least $1,000,000,000 and the unsecured debt securities of which shall be rated at least Aa3 by Moody’s or the equivalent thereof by Standard & Poor’s is obligated to repurchase any such obligation not later than 90 days after the purchase of any such obligation, or (vii) such other investments as shall be proposed by the Lessee and consented to in writing from time to time by the Owner Participant. The term “Permitted Investments” shall not include any securities or other obligations of the Lessee or any other owner of an interest in Unit 1 or any Affiliate of any thereof. Permitted Investments shall have maturity dates not later than the earlier of the June 16, 2022 and the Decommissioning Date; provided, however, that Permitted Investments made after (x) the date when the Lessee determines to use a particular method of Decommissioning and (y) the approval of such method by the NRC and other Governmental Authorities having jurisdiction, may have maturity dates not later than the dates when the proceeds thereof are reasonably expected to be needed to pay the Undivided Interest Percentage of the Actual Method Decommissioning Cost.
Permitted Liens shall mean (i) the respective rights and interests of the Lessee, the Owner Participant, the Owner Trustee, the Loan Participants and the Indenture Trustee, as provided in the Transaction Documents and the Financing Documents; (ii) the rights of any sublessee or assignee under a sublease or an assignment permitted by the terms of the Facility Lease; (iii) the Lien of the Existing Mortgage and “Excepted Encumbrances” (as defined in Section 1 of the Reimbursement Agreement relating to the Initial Letter of Credit) on the leasehold estate under the Facility Lease and on the Retained Assets and the Unit 1 Retained Assets and on the Lessee’s interest in the Plant Site (other than the Ground Lease Property); (iv) Liens for taxes either not yet delinquent or which are being contested in good faith and by appropriate proceedings diligently conducted, so long as such proceedings shall not (x) involve any danger of the sale, forfeiture or loss of the Undivided Interest or any part thereof or interest therein, (y) interfere with the use, possession or disposition of the Undivided Interest or any part thereof or interest therein or (z) impair payment of Rent; (v) inchoate materialmen’s, mechanics’, workmen’s, repairmen’s, employees’, carriers’, warehousemen’s, or other like Liens arising in the ordinary course of business for the Plant or Liens of such sort which are not inchoate and which aggregate not in excess of $20 million with respect to Unit 1 and the Ground Lease Property, so long as such Liens, individually or in the aggregate, shall not involve any material danger of the sale, forfeiture or loss of the Ground Lease Property or the Undivided Interest or any part thereof, title thereto or any interest therein, and shall not materially interfere with the use or disposition of the Ground Lease Property or the Undivided Interest or any part thereof, title thereto or any interest therein, and shall not adversely affect the Trust Estate or the Lease Indenture Estate and shall not impair in any material respect the Lien of the Indenture; (vi) Lessor’s Liens, Owner Participant’s Liens and Indenture Trustee’s Liens; (vii) Liens that have been bonded for the full amount in dispute or as to which other security arrangements satisfactory to the Lessor and the Owner Participant shall have been made and which are being contested diligently by the appropriate party in good faith and by appropriate proceedings so long as such proceedings shall not violate clause (x), (y) or (z) of clause (iv) above; (viii) Liens of any of the types described in clause (v) above that have been bonded for the full amount in dispute or as to which other security arrangements satisfactory to the Lessor and the Owner Participant shall have been made and which arise out of judgments or awards and with respect to which (A) an appeal or proceeding for review is being prosecuted in good faith and for the payment of which adequate reserves shall have been provided as required by generally accepted accounting practice and (B) there shall have been secured a stay of execution pending such appeal or proceeding for review, so long as such proceedings shall not violate clause (x), (y) or (z) of clause (iv) above; (ix) the rights and interests of the Lessee under the Assignment and Assumption Agreement, the Plant Agreements and the Ground Lease; (x) the rights of the NRC under the License; (xi) the rights of Persons other than the Lessee and the Owner Trustee under the Plant Agreements and under instruments contemplated thereby; (xii) Liens on the undivided ownership interests in Unit 1 other than the Undivided Interest; (xiii) the reservations, encumbrances and title defects described in the title report referred to in Section 11(a)(30) of the Participation Agreement; and (xiv) easements, servitudes, licenses and rights of way arising with respect to the Plant Site after the Closing Date, so long as such Liens, individually or in the aggregate, shall not involve any material danger of the sale, forfeiture or loss of the Ground Lease Property or the Undivided Interest or any part thereof, title thereto or any interest therein, and shall not materially interfere with the use or disposition of the Ground Lease Property or the Undivided Interest or any part thereof, title thereto or any interest therein, and shall not adversely affect the Trust Estate or the Lease Indenture Estate and shall not impair in any material respect the Lien of the Indenture.
Person shall mean any individual, partnership, corporation, trust, unincorporated association or joint venture, a government or any department or agency thereof, or any other entity.
Plant shall mean the Grand Gulf Nuclear Station consisting of Unit 1 and Unit 2, which station is located in Claiborne County, Mississippi.
Plant Agreements shall mean the Ownership Agreement and the Operating Agreement.
Plant Site shall mean the site of the Plant as more fully described in Schedule PS to the Ground Lease.
Price-Anderson Act shall mean the Price-Anderson Act, Pub. L. No. 85-256, 71 Stat. 576 (1957), as amended from time to time.

Pricing Assumptions shall mean the pricing assumptions set forth in Schedule 5 to the Participation Agreement.
Prime Rate shall mean the rate of interest publicly announced from time to time by the banking facilities of the Owner Trustee at its principal office as its prime, base or reference lending rate, or if the Owner Trustee shall not quote a prime, base or reference lending rate on the date in question, then the prime, base or reference lending rate publicly announced from time to time by the Indenture Trustee at its principal place of business. Any change in the Prime Rate shall be effective on the date such change in the Prime Rate is announced.
Project shall have the meaning set forth in Section 13(f) of the Facility Lease.
Prudent Utility Practice shall mean, at a particular time, any of the practices, methods and acts engaged in or approved by a significant portion of the electric utility industry at such time or any of the practices, methods and acts which, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at the lowest reasonable cost consistent with good business practices, reliability, safety and expedition. Prudent Utility Practice is not intended to be limited to the optimum practice, method or act to the exclusion of all others, but rather to a spectrum of possible practices, methods or acts having due regard for, among other things, manufacturers’ warranties, the requirements of governmental agencies and authorities of competent jurisdiction and the requirements of the Transaction Documents.
Purchase Documents shall mean the Bill of Sale and such other documents as the Owner Participant, the Owner Trustee, the Indenture Trustee, the Original Loan Participants or their respective counsel shall deem necessary or desirable to convey good and marketable title to the Undivided Interest to the Owner Trustee.
Purchase Price shall mean the purchase price to be paid for the Undivided Interest as set forth on the concluding page of this Appendix A.
Reasonable Basis for a position shall exist if tax counsel may properly advise reporting such position on a tax return in accordance with Formal Opinion 85-352 issued by the Standing Committee on Ethics and Professional Responsibility of the American Bar Association.
Refunding Bonds shall mean any series of bonds of Funding Corporation issued, authenticated and delivered under the Collateral Trust Indenture, as supplemented, if necessary, by a Refunding Supplemental Indenture, the proceeds of which will be used to refund the Initial Series Notes or any Additional Notes.
Refunding Date shall mean any date on which Refunding Bonds are issued.
Refunding Loan shall have the meaning set forth in Section 2(d) of the Participation Agreement.
Refunding Supplemental Indenture shall mean any Refunding Bond Supplemental Indenture among the Lessee, Funding Corporation and the Collateral Trust Trustee, supplementing the Collateral Trust Indenture and providing, among other things, for the issuance of Refunding Bonds.
Registration Statement shall mean a registration statement, including all exhibits and all documents incorporated in such Registration Statement by reference, filed with the SEC under the Securities Act in connection with the offer, issue and sale of any Refunding Bonds.

Regulations shall mean the income tax regulations issued, published or promulgated under the Code, or under the Internal Revenue Code of 1954, as amended.
Reimbursement Agreement shall mean, with respect to the Initial Letter of Credit, the Reimbursement Agreement dated as of December 1, 1988, among the Lessee, The Fuji Bank, Limited, acting through its New York branch, and Chemical Bank as administrating bank, and the participating banks named therein, and with respect to any subsequent Letter of Credit, the reimbursement agreement governing the rights and obligations of the Lessee and the Issuing Bank.
Reimbursement Default, while the Initial Letter of Credit is outstanding, shall have the meaning set forth in Section 1 of the Reimbursement Agreement relating to the Initial Letter of Credit and thereafter shall include similar events in any subsequent Reimbursement Agreement with respect to a subsequent Letter of Credit.
Reimbursement Event of Default, shall mean, while the Initial Letter of Credit is outstanding, either a Reimbursement Event of Default or a Prepayment Event, in each case as defined in Section 1 of the Reimbursement Agreement relating to the Initial Letter of Credit and thereafter shall include similar events in any subsequent Reimbursement Agreement with respect to a subsequent Letter of Credit.
Releveraging Amount shall mean the proceeds of any Additional Notes issued in accordance with Section 2(c) of the Participation Agreement.
Releveraging Loan shall have the meaning specified in Section 2(c) of the Participation Agreement.
Releveraging Note shall mean a Note, or that portion thereof, evidencing a Releveraging Loan.
Renewal Option shall mean the option to elect an extension of the Facility Lease for any Renewal Term.
Renewal Term shall mean any Fixed Rate Renewal Term or Fair Market Renewal Term.
Rent shall mean Basic Rent, Supplemental Rent and amounts payable by the Lessee pursuant to Section 3(j) of the Facility Lease.
Rent Differential shall have the meaning set forth in Section 3(h) of the Facility Lease.
Rental Period shall have the meaning set forth in Section 3(a) of the Facility Lease.
Reoptimization Date shall mean the date of a reoptimization in accordance with Section 2(e) of the Participation Agreement.
Required Rent Payment Amount shall mean the Equity Portion of Rent in respect of the following amounts payable as Supplemental Rent by the Lessee through the Indenture Trustee (i) in the case of Special Transfer Events based upon Deemed Loss Events, Special Casualty Value as of the Basic Rent Payment Date on which occurs the Special Transfer, or if the date on which the Special Transfer occurs is not a Basic Rent Payment Date, the Basic Rent Payment Date next succeeding the Special Transfer, (ii) in the case of Special Transfer Events based upon Events of Loss, Casualty Value as of the Basic Rent Payment Date next succeeding the Special Transfer except that if such Event of Loss occurs on a Basic Rent Payment Date, Casualty Value shall be as of such Basic Rent Payment Date and (iii) in the case of Special Transfer Events based upon Events of Default, the amount set forth in Section 16(a)(v)(D) of the Facility Lease, together, in each case, with interest thereon, if any in accordance with Section 3(b)(iii) of the Facility Lease.

Requisition of Title shall mean any circumstance or event in consequence of which Unit 1 or the Undivided Interest, or any portion of the Common Facilities or the Plant Site the loss of which would result in the practical inability to operate Unit 1 or the Undivided Interest, shall be condemned or seized or title thereto shall be requisitioned or taken by any Governmental Authority under power of eminent domain or otherwise, where such condemnation, seizure or requisition shall be for a stated period which shall, or for an indefinite period which is reasonably expected to, exceed the lesser of (i) the remaining portion of the Lease Term and (ii) 60 months; provided, that a Requisition of Title shall not be deemed to have occurred if the Lessee is contesting diligently and in good faith such action and (i) the duration of such contest has not exceeded 6 months without the entry of a judicial determination staying the effect of such action and such stay shall remain in effect, (ii) the Lessee shall have furnished the Owner Participant with an opinion of independent counsel reasonably satisfactory to the Owner Participant to the effect that there exists a reasonable basis for contesting such action and that it is more likely than not that the Lessee will successfully contest such action, (iii) such action and contest shall not adversely affect Lessee’s payment obligations under the Facility Lease and other Transaction Documents and (iv) such contest shall be successfully concluded within the earlier of 36 months from the date on which action is first taken by a Governmental Authority with respect to such condemnation, seizure or requisition or the period ending on the day prior to the last Basic Rent Payment Date.
Requisition of Use shall mean any circumstance or event other than a Requisition of Title in consequence of which the use of Unit 1 or the Undivided Interest, or any portion of the Common Facilities or the Plant Site the loss of which would significantly interfere with the use of Unit 1 or the Undivided Interest, shall be requisitioned or taken by any Governmental Authority under power of eminent domain or otherwise, where such requisition or taking shall be for a stated period which shall, or for an indefinite period which is reasonably expected to, exceed the lesser of (i) the remaining portion of the Lease Term and (ii) 60 months; provided, that a Requisition of Use shall not be deemed to have occurred if the Lessee is contesting diligently and in good faith such requisition or taking and (i) such contest has not exceeded 6 months without the entry of a judicial determination staying the effect of such action and such stay shall remain in effect, (ii) the Lessee shall have furnished the Owner Participant with an opinion of independent counsel reasonably satisfactory to the Owner Participant to the effect that there exists a reasonable basis for contesting such action and that it is more likely than not that the Lessee will successfully contest such action, (iii) such action and contest shall not adversely affect Lessee’s payment obligations under the Facility Lease and other Transaction Documents and (iv) such contest shall be successfully concluded within the earlier of 36 months from the date on which action is first taken by a Governmental Authority with respect to such requisition or taking or the period ending on the day prior to the last Basic Rent Payment Date.
Responsible Officer shall mean, with respect to the subject matter of any covenant, agreement or obligation of any party contained in any Transaction Document, the President, any Vice President, Assistant Vice President, Treasurer, Assistant Treasurer or any other officer who in the normal performance of his operational responsibility would have knowledge of such matter and the requirements with respect thereto.
Retained Assets shall mean (i) the Lessee’s interest in the Plant other than the Undivided Interest and (ii) Severable Capital Improvements or any interest therein title to which is retained by the Lessee in accordance with Section 8(e) of the Facility Lease.
Revenue Measures shall mean any liability or obligation for any tax, fee, assessment or other charge asserted against any Indemnitee under the Price-Anderson Act, the Atomic Energy Act, or any successor legislation thereto, as a result of such Indemnitee’s interest in Unit 1.
Revised Rent Amounts shall have the meaning set forth in Section 3(f)(i) of the Facility Lease.

Sale Proceeds shall mean, with respect to any sale of the Undivided Interest by the Lessor to any Person, the gross proceeds of such sale paid in cash, less all costs and expenses whatsoever incurred by the Lessor and the Owner Participant in connection therewith.
SEC shall mean the Securities and Exchange Commission of the United States of America or any successor agency.
Section 6(c) Application shall mean Funding Corporation’s Application for an Order under Section 6(c) of the Investment Company Act of 1940 exempting Funding Corporation from all provisions of such Act, as filed with the SEC on November 16, 1988, as amended from time to time with the approval of the Owner Participant.
Secured Obligations shall have the meaning set forth in Section 7(b)(4)(C) of the Participation Agreement.
Securities Act shall mean the Securities Act of 1933, as amended.
Securities Exchange Act shall mean the Securities Exchange Act of 1934, as amended.
SERI shall mean System Energy Resources, Inc., an Arkansas corporation, and its permitted successors and assigns.
Severable, when used with respect to any Capital Improvement, shall mean any Capital Improvement which can be readily removed from Unit 1 without materially damaging Unit 1 or materially diminishing or impairing the value, utility, condition or useful life of Unit 1.
Share shall mean a percentage equal to the Undivided Interest Percentage.
Significant Expenditure shall have the meaning set forth in Section 13(f) of the Facility Lease.
Similar Person shall have the meaning set forth in paragraph (2) of the definition of Deemed Loss Event.
SMEPA shall mean the South Mississippi Electric Power Association, a Mississippi corporation.
Special Casualty Value, as of any date during the Basic Lease Term, shall mean the percentage of Facility Cost set forth opposite such date (or the Basic Rent Payment Date next succeeding such date) in Schedule 3 to the Facility Lease. Special Casualty Value, as of any Basic Rent Payment Date during any Renewal Term, shall mean the amount determined by amortizing ratably the Fair Market Sales Value of the Undivided Interest as of the first day of such Renewal Term in semi-annual steps to the amount estimated as of such first day to be the Fair Market Sales Value of the Undivided Interest as of the last day of such Renewal Term, together with amounts of Basic Rent then due.
Special Transfer shall have the meaning set forth in Section 7(b)(4)(A) of the Participation Agreement.
Special Transfer Event shall mean (a) if a Deemed Loss Event or Event of Loss shall have occurred and the Lessee or, if applicable, an Affiliate thereof shall not have assumed the Notes as contemplated by Section 3.9(b) of the Indenture, the receipt by the Owner Participant of the payments to be made by the Lessee as provided in Section 9(c) or 9(d) of the Facility Lease as the case may be; (b) the occurrence of an Event of Loss or a Deemed Loss Event; or (c) the occurrence and continuance of an Event of Default.

Standard & Poor’s shall mean Standard & Poor’s Corporation and any successor thereto which is issuing nationally accepted securities ratings.
Supplemental Financing shall mean a financing of the Supplemental Financing Amount of Capital Improvements made pursuant to Section 8(f) of the Facility Lease.
Supplemental Financing Amount shall mean the Undivided Interest Percentage of the cost of a Capital Improvement less the amount of the related Additional Equity Investment of the Lessor, if any.
Supplemental Rent shall have the meaning set forth in Section 3(b) of the Facility Lease.
Surviving Lessee shall have the meaning specified in Section 10(b)(3)(ii) of the Participation Agreement.
Tax shall mean any and all fees (including, without limitation, documentation, recording, license and registration fees), taxes (including, without limitation, net income, franchise, value added, ad valorem, gross income, gross receipts, sales, use, property (personal and real, tangible and intangible) and stamp taxes), levies, imposts, duties, charges, assessments or withholdings of any nature whatsoever, general or special, ordinary or extraordinary, together with any and all penalties, fines, additions to tax and interest thereon.
Tax Assumptions shall mean the assumptions set forth in the Tax Indemnification Agreement with respect to the Federal income tax consequences of the transactions contemplated by the Transaction Documents.
Tax Indemnification Agreement shall mean the Tax Indemnification Agreement No. [See Additional Information], dated as of December 1, 1988 , between the Lessee and the Owner Participant.
Tax Law Change shall have the meaning set forth in Section 3(e) of the Facility Lease.
Tax Loss shall have the meaning set forth in the Tax Indemnification Agreement.
Tax Rate Change shall have the meaning set forth in Section 3(d) of the Facility Lease.
Tax Rates shall have the meaning set forth in Section 3(d) of the Facility Lease.
Termination Date shall have the meaning set forth in Section 14(a) of the Facility Lease.
Termination Event shall mean any early termination of the Facility Lease in accordance with Section 14 thereof.
Termination Notice shall have the meaning set forth in Section 14(a) of the Facility Lease.
Transaction Documents shall mean the Participation Agreement, the Facility Lease, the Ground Lease, the Trust Agreement, the Indenture, the Existing Decommissioning Trust Agreement, any other Decommissioning Trust Agreement, the Tax Indemnification Agreement, the Assignment and Assumption Agreement, each Purchase Document and the Notes.
Transaction Expenses shall have the meaning set forth in Section 14(a) of the Participation Agreement.
Transaction Role shall have the meaning set forth in clause (1) of the definition of Deemed Loss Event.

Transfer shall mean the transfer, by bill of sale or otherwise, by the Lessor of all the Lessor’s right, title and interest in and to the Undivided Interest and under the Assignment and Assumption Agreement on an “as is, where is with all faults” basis, (but subject to the Lien of the Indenture if and to the extent it attaches) but otherwise without recourse, representation or warranty (including an express disclaimer of representations and warranties in a manner comparable to that set forth in the second sentence of Section 6(b) of the Facility Lease), together with the due assumption by the transferee of, and the due release of the Lessor from, all the Lessor’s obligations under the Assignment and Assumption Agreement by an instrument or instruments satisfactory in form and substance to the Lessor and the Owner Participant.
Transferee shall have the meaning assigned thereto in Section 15(a) of the Participation Agreement.
Trust shall mean the trust created by the Trust Agreement.
Trust Agreement shall mean the Trust Agreement No. [See Additional Information], dated as of December 1, 1988, between the Owner Participant, Stephen M. Carta and MTC.
Trust Estate shall have the meaning set forth in Section 2.02 of the Trust Agreement.
Trust Indenture Act shall mean the Trust Indenture Act of 1939, as amended.
Trustee’s Expenses shall mean any and all liabilities, obligations, costs, compensation, fees, expenses and disbursements (including, without limitation, legal fees and expenses) of any kind and nature whatsoever (other than such amounts as are included in Transaction Expenses) which may be imposed on, incurred by or asserted against the Indenture Trustee or any of its agents, servants or personal representatives, in any way relating to or arising out of the Indenture, the Lease Indenture Estate, the Participation Agreement or the Facility Lease, or any document contemplated thereby, or the performance or enforcement of any of the terms thereof, or in any way relating to or arising out of the administration of such Lease Indenture Estate or the action or inaction of the Indenture Trustee under the Indenture; provided, however, that such amounts shall not include any Taxes or any amount expressly excluded from the Lessee’s indemnity obligation pursuant to Section 13(a) or 13(b) of the Participation Agreement.
UCC or Uniform Commercial Code shall mean the Uniform Commercial Code as in effect in any applicable jurisdiction.
Underwriting Agreement shall mean an agreement among Funding Corporation, the Lessee, and the underwriter or underwriters for any Refunding Bonds relating to the purchase, sale and delivery of such Refunding Bonds.
Undivided Interest shall mean the Owner Trustee’s undivided ownership interest in Unit 1 as a result of the transactions contemplated by the Participation Agreement and other Transaction Documents which, when expressed as a percentage of all undivided ownership interests in Unit 1, shall be equal to the Undivided Interest Percentage; the owner of the Undivided Interest shall be a tenant-in-common with the owners (including the Lessee, if it should be such an owner) of all other undivided interests in Unit 1.
Undivided Interest Amount shall have the meaning set forth in Section 10(b)(3)(viii)(C)III(1) of the Participation Agreement.
Undivided Interest Funds shall mean that portion of the Decommissioning Trust Funds to be used for funding the Decommissioning Cost allocable to the Undivided Interest.

Undivided Interest Percentage shall mean, as of the Closing Date, the undivided interest percentage specified as such on the concluding page of this Appendix A; the Undivided Interest Percentage may change from time to time as a result of a disposition or acquisition of an undivided ownership interest in Unit 1.
Uniform System of Accounts shall mean the Uniform System of Accounts prescribed for Public Utilities and Licensees subject to the provisions of the Federal Power Act (Class A and Class B), 10 C.F.R. Section 101, as in effect on the date of execution of the Participation Agreement, as amended or modified from time to time after such date.
Unit 1 shall mean the 1250 megawatt class nuclear generating unit commonly known as Grand Gulf 1, as more fully described in Schedule Ul to the Bill of Sale, together with all Capital Improvements thereto.
Unit 1 Retained Assets shall have the meaning set forth in Schedule Ul to the Bill of Sale.
Unit 2 shall mean Unit 2 of the Plant, the construction of which unit has not been completed as of the Closing Date.
User shall mean a Person unrelated to the Lessee (within the meaning of Section 318 of the Code) possessing the Undivided Interest after the Lease Termination Date.
Value Schedules shall mean the schedules of Casualty Values, Special Casualty Values, Net Casualty Values and Net Special Casualty Values attached to the Facility Lease.

No. 1
ADDITIONAL INFORMATION:
1.The Original Owner Participant is Public Service Resources Corporation, a New Jersey corporation.

2.	The Undivided Interest Percentage is 12.1168317%.

3.	The number in the name of each Transaction Document pertaining to the Undivided Interest is 1.

4.	The Purchase Price is $400,000,000.

5.	The Approved Transferee is Resources Capital Management Corporation.